                                                                     Exhibit 2.2


                          AGREEMENT AND PLAN OF MERGER

                                   DATED AS OF

                                  MAY 13, 1999

                                  BY AND AMONG

                                7TH LEVEL, INC.,

                       7TH LEVEL ACQUISITION CORPORATION,

                              PANMEDIA CORPORATION,

                                  JASON ROBERTS

                                       AND

                                PATRICIA ROBERTS

                                TABLE OF CONTENTS


ARTICLE ITHE MERGER.................................................................2
     SECTION 1.01. Filing of Certificates of Merger; Effective Time.................2
     SECTION 1.02. Effects of the Merger............................................2
     SECTION 1.03.  Conversion of Securities........................................2
     SECTION 1.04.  Exchange of Certificates........................................3
     SECTION 1.05.  No Fractional Shares............................................3
     SECTION 1.06.  Transfers Following the Effective Time..........................4
     SECTION 1.07.  Lost, Stolen or Destroyed Certificates..........................4

ARTICLE IITHE CLOSING...............................................................4
     SECTION 2.01. Closing..........................................................4
     SECTION 2.02.  Deliveries by 7thLevel to Panmedia and/or the Stockholders
                                on the Closing Date.................................4
     SECTION 2.03.  Deliveries by Panmedia and/or the Stockholders to 7thLevel
                                on the Closing Date.................................5

ARTICLE IIIREPRESENTATIONS AND WARRANTIES OF 7THLEVEL...............................6
     SECTION 3.01.  Organization of 7thLevel; Authority.............................6
     SECTION 3.02.  Capitalization..................................................7
     SECTION 3.03.  Subsidiaries....................................................8
     SECTION 3.04.  No Violation; Consents and Approvals............................8
     SECTION 3.05.  7thLevel SEC Documents..........................................9
     SECTION 3.06.  Financial Statements............................................9
     SECTION 3.07.  Absence of Certain Changes or Events............................9
     SECTION 3.08.  Absence of Undisclosed Liabilities.............................11
     SECTION 3.09.  Personal Property..............................................11
     SECTION 3.10.  Real Property..................................................12
     SECTION 3.11.  Intellectual Property..........................................14
     SECTION 3.12.  Litigation.....................................................14
     SECTION 3.13.  Employee Benefit Plans.........................................14
     SECTION 3.14.  Taxes..........................................................17
     SECTION 3.15.  Contracts and Commitments......................................19
     SECTION 3.16.  Compliance with Laws...........................................21
     SECTION 3.17.  Insurance......................................................21
     SECTION 3.18.  Labor Matters..................................................21
     SECTION 3.19.  Environmental Matters..........................................22
     SECTION 3.20.  Transactions with Affiliates...................................23
     SECTION 3.21.  Brokers........................................................23
     SECTION 3.22.  Certain Agreements.............................................23
     SECTION 3.23.  Absence of Certain Commercial Practices........................24
     SECTION 3.24.  Year 2000 Issues...............................................24



     SECTION 3.25.  Books and Records..............................................24

ARTICLE IVREPRESENTATIONS AND WARRANTIES OF PANMEDIA...............................25
     SECTION 4.01.  Organization of Panmedia; Authority............................25
     SECTION 4.02.  Capitalization.................................................25
     SECTION 4.03.  Subsidiaries...................................................26
     SECTION 4.04.  No Violation; Consents and Approvals...........................27
     SECTION 4.05.  Panmedia Disclosure............................................27
     SECTION 4.06.  Financial Statements...........................................27
     SECTION 4.07.  Absence of Certain Changes or Events...........................28
     SECTION 4.08. [Intentionally left blank.].....................................29
     SECTION 4.09.  Personal Property..............................................30
     SECTION 4.10.  Real Property..................................................30
     SECTION 4.11.  Intellectual Property..........................................32
     SECTION 4.12.  Litigation.....................................................32
     SECTION 4.13.  Employee Benefit Plans.........................................33
     SECTION 4.14.  Taxes..........................................................34
     SECTION 4.15.  Contracts and Commitments......................................37
     SECTION 4.16.  Compliance with Laws...........................................38
     SECTION 4.17.  Insurance......................................................38
     SECTION 4.18.  Labor Matters..................................................39
     SECTION 4.19.  Environmental Matters..........................................39
     SECTION 4.20.  Transactions with Affiliates...................................40
     SECTION 4.21.  Brokers........................................................40
     SECTION 4.22.  Certain Agreements.............................................41
     SECTION 4.23.  Absence of Certain Commercial Practices........................41
     SECTION 4.24.  Year 2000 Issues...............................................41
     SECTION 4.25.  Books and Records..............................................41

ARTICLE VREPRESENTATIONS AND WARRANTIES OFTHE STOCKHOLDERS.........................42
     SECTION 5.01.  Ownership of Panmedia Capital Stock............................42
     SECTION 5.02.  Authority Relative to this Agreement...........................42
     SECTION 5.03.  Restricted Securities..........................................43

ARTICLE VI COVENANTS...............................................................43
     SECTION 6.01.  Public Announcements and Filings...............................43
     SECTION 6.02.  Tax and Accounting Treatment...................................43
     SECTION 6.03.  Certain Employee Benefit Matters...............................44
     SECTION 6.04.  Appointment of Board of Directors..............................44
     SECTION 6.07.  Tax Status.....................................................45
     SECTION 6.08.  Further Assurances.............................................45
     SECTION 6.09.  Stock Options..................................................45



ARTICLE VIISURVIVAL OF REPRESENTATIONS AND WARRANTIES;INDEMNIFICATION..............45
     SECTION 7.01.  Survival; Knowledge............................................45
     SECTION 7.02.  Indemnification................................................46

ARTICLE VIIIMISCELLANEOUS..........................................................49
     SECTION 8.01.  Notices........................................................49
     SECTION 8.02.  Amendment; Waiver..............................................51
     SECTION 8.03.  Fees and Expenses..............................................51
     SECTION 8.04.  Successors and Assigns.........................................51
     SECTION 8.05.  Governing Law..................................................52
     SECTION 8.06.  Counterparts; Effectiveness....................................52
     SECTION 8.07.  Entire Agreement; No Third Party Beneficiaries;
                                Rights of Ownership................................52
     SECTION 8.08.  Headings.......................................................52
     SECTION 8.09.  Severability...................................................52


                                    EXHIBITS
Exhibit A      California Certificates of Merger
Exhibit B      Delaware Certificate of Merger
Exhibit C      Employment Agreement between 7th Level and Jason Roberts
Exhibit D      Registration Rights Agreement among 7th Level, Jason Roberts and Patricia Roberts
Exhibit E      Form of Opinion of 7th Level Counsel
Exhibit F      Form of Opinion of Panmedia Counsel
Exhibit G      Form of Investment Letter
Exhibit H      Web Site Information
Exhibit I      Press Release


                                    SCHEDULES

7th Level Disclosure Schedule
Panmedia Disclosure Schedule
Schedule 2.02(e) - Stock Options

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER, dated as of May 13, 1999 (this "Agreement"), by and among 7th Level, Inc., a Delaware corporation ("7th Level"), 7th Level Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of 7th Level ("Acquisition Corporation"), Panmedia Corporation, a California corporation ("Panmedia"), Jason Roberts and Patricia Roberts (together, the "Stockholders").

         WHEREAS, the boards of directors of 7th Level, Acquisition Corporation and Panmedia, respectively, 7th Level as the sole stockholder of Acquisition Corporation and the Stockholders, have each approved, as being in the best interests of the respective corporations and their stockholders, the merger (the "Merger") of Acquisition Corporation with and into Panmedia, in accordance with the applicable provisions of the California General Corporation Law (the "CGCL") and the Delaware General Corporation Law (the "DGCL");

         WHEREAS, pursuant to the Merger, the outstanding shares of common stock, no par value per share, of Panmedia ("Panmedia Common Stock") (except for shares of Panmedia Common Stock held by Panmedia, 7th Level, Acquisition Corporation and any other subsidiary of Panmedia or 7th Level), shall, in accordance with the provisions of this Agreement, be converted into 1,543,860 shares of 7th Level's common stock, $.01 par value per share ("7th Level Common Stock");

         WHEREAS, it is intended that the Merger shall be accounted for under the pooling method of accounting;

         WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization under the provisions of
Section 368 of the Internal Revenue Code of 1986, as amended (the "Code");

         WHEREAS, 7th Level, Acquisition Corporation, Panmedia and the Stockholders desire to make certain representations, warranties, covenants and agreements in connection with the Merger; and

         WHEREAS, this Agreement is intended to set forth the terms upon which Acquisition Corporation will merge with and into Panmedia;

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the parties do hereby agree as follows:

                                    ARTICLE I
                                   THE MERGER

SECTION 1.01. FILING OF CERTIFICATES OF MERGER; EFFECTIVE TIME.

         Subject to the provisions of this Agreement, an Agreement of Merger and the certificates of approval of agreement of merger in the form attached as EXHIBIT A hereto (the "California Certificates of Merger") and a certificate of merger in the form attached as EXHIBIT B hereto (the "Delaware Certificate of Merger") shall be duly prepared, executed and acknowledged as provided therein. The California Certificates of Merger shall be delivered to the Secretary of State of the State of California for filing as provided in the CGCL and the Delaware Certificate of Merger shall be delivered to the Secretary of State of the State of Delaware for filing as provided in the DGCL simultaneously with the Closing (as defined in Section 2.01). The Merger shall become effective upon the filing and recording of the California Certificates of Merger with the Secretary of State of the State of California and the Delaware Certificate of Merger with the Secretary of State of the State of Delaware (the "Effective Time").

SECTION 1.02. EFFECTS OF THE MERGER.

                  (a) In accordance with the CGCL and the DGCL, at the Effective Time and by virtue of the Merger, (i) the separate corporate existence of Acquisition Corporation shall cease and Acquisition Corporation shall be merged with and into Panmedia, and Panmedia shall be the surviving corporation (the "Surviving Corporation"); (ii) all of the issued and outstanding Panmedia Common Stock shall be converted as provided in Section 1.03; (iii) the articles of incorporation of Panmedia as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation; and (iv) the by-laws of Panmedia as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation.

                  (b) In accordance with the CGCL and the DGCL, at and after the Effective Time, the corporate existence of Panmedia, with all its rights, privileges, powers and franchises of a public as well as of a private nature, shall continue unaffected and unimpaired by the Merger.

SECTION 1.03.  CONVERSION OF SECURITIES.

         As of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

                  (a) each outstanding share of Panmedia Common Stock held by Panmedia or any Panmedia Subsidiary (as defined in Section 4.03), or that is owned by 7th Level or Acquisition Corporation or any other 7th Level Subsidiary (as defined in Section 3.03), shall be canceled without payment of any consideration therefor;

                  (b) the total outstanding shares of Panmedia Common Stock shall be converted into 1,543,860 shares of 7th Level Common Stock, and all such shares of Panmedia

Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing such shares of Panmedia Common Stock shall cease to have any rights with respect thereto, except the right to receive the pro rata number of shares of 7th Level Common Stock to be issued in consideration therefor upon surrender of such certificate in accordance with Section 1.04, without interest; and

                  (c) each share of capital stock of Acquisition Corporation that is issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one share of common stock of the Surviving Corporation, and each certificate evidencing ownership of any such shares of Acquisition Corporation shall thereupon evidence ownership of the same number of shares of the Surviving Corporation.

SECTION 1.04.  EXCHANGE OF CERTIFICATES.

         At the Closing, each Stockholder shall deliver to 7th Level certificates representing all shares of Panmedia Common Stock owned by the Stockholders, and, in exchange therefor, 7th Level shall deliver to each Stockholder certificates representing that number of shares of 7th Level Common Stock which such Stockholder has the right to receive pursuant to Section 1.03(b) and the certificates for shares of Panmedia Common Stock so surrendered shall forthwith be canceled. Until such shares of Panmedia Common Stock are so delivered, certificates representing such shares of Panmedia Common Stock shall be deemed at any time after the Effective Time to represent only the right to receive upon such delivery one or more certificates representing shares of 7th Level Common Stock as contemplated by this Section 1.04 and the holders thereof shall have no rights whatsoever as stockholders of 7th Level or Panmedia other than with respect to dividends or distributions made upon such shares of 7th Level Common Stock.

SECTION 1.05.  NO FRACTIONAL SHARES.

         Notwithstanding any other term or provision hereof, no fractional shares of 7th Level Common Stock and no certificates or scrip therefor, or any other evidence of ownership thereof, shall be issued. In lieu of such fractional shares, any holder of Panmedia Common Stock who would otherwise be entitled to a fraction of a share of 7th Level Common Stock upon the conversion of all Panmedia Common Stock held by such holder shall, upon surrender of his certificate or certificates representing Panmedia Common Stock, be paid an amount in cash (without interest) determined by multiplying (i) such fraction by
(ii) the per share closing price furnished by the National Association of Securities Dealers, Inc. through the Nasdaq National Market ("Nasdaq") of 7th Level Common Stock on the last date of trading of 7th Level Common Stock on Nasdaq prior to the Effective Time. As soon as practicable after the determination of the amount of cash, if any, to be paid to a former holder of Panmedia Common Stock with respect to any fractional share interests of 7th Level Common Stock, 7th Level shall pay such amounts to such former holder of Panmedia Common Stock subject to, and in accordance with, the terms of this
Section 1.05.

SECTION 1.06.  TRANSFERS FOLLOWING THE EFFECTIVE TIME.

         The stock transfer books of Panmedia shall be closed as of the Effective Time, and thereafter there shall be no further registration of transfers of shares of Panmedia Common Stock that were outstanding prior to the Effective Time.

SECTION 1.07.  LOST, STOLEN OR DESTROYED CERTIFICATES.

         In the event any certificate(s) representing Panmedia Common Stock shall have been lost, stolen or destroyed, 7th Level shall issue in exchange for such lost, stolen or destroyed certificate(s), upon the making of an affidavit of that fact by the holder thereof, and, if required by 7th Level, the posting by such holder of a bond, in such reasonable amount as 7th Level may direct, as indemnity against any claim that may be made against it with respect to such certificate(s), such shares of the 7th Level Common Stock pursuant to Section 1.03(b).


                                   ARTICLE II
                                   THE CLOSING

SECTION 2.01. CLOSING.

         The closing of the Merger (the "Closing") shall take place on May 13, 1999 at the offices of Swidler Berlin Shereff Friedman, LLP, located at 919 Third Avenue, New York, New York, or at such other time and place as may be agreed to in writing by the parties hereto (the date of such Closing being referred to herein as the "Closing Date").

SECTION 2.02. DELIVERIES BY 7TH LEVEL TO PANMEDIA AND/OR THE STOCKHOLDERS ON THE CLOSING DATE.

         At the Closing, 7th Level will deliver or cause to be delivered to Panmedia and/or the Stockholders, as applicable, the following:

         (a) EMPLOYMENT AGREEMENT. An employment agreement (the "Employment Agreement") with Jason Roberts in the form attached as EXHIBIT C hereto, duly executed by 7th Level.

         (b) REGISTRATION RIGHTS AGREEMENT. A registration rights agreement (the "Registration Rights Agreement") with Jason Roberts and Patricia Roberts in the form attached as EXHIBIT D hereto, duly executed by 7th Level.

         (c) CERTIFICATES. The certificates representing the 7th Level Common Stock issued to the Stockholders pursuant to Section 1.02 in exchange for Panmedia Common Stock; provided that such certificates shall bear a restrictive legend in substantially the form set forth below:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, ASSIGNED, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED PURSUANT TO THE PROVISIONS OF THE ACT AND THE LAWS OF SUCH STATES UNDER WHOSE LAWS A TRANSFER OF SECURITIES WOULD BE SUBJECT TO A REGISTRATION REQUIREMENT OR AN OPINION OF COUNSEL TO 7th LEVEL, INC. IS DELIVERED STATING THAT SUCH DISPOSITION IS IN COMPLIANCE WITH AN AVAILABLE EXEMPTION FROM SUCH REGISTRATION.

         (d) OPINION OF 7TH LEVEL COUNSEL. An opinion of counsel to 7th Level, dated the Closing Date, in the form attached hereto as EXHIBIT E.

         (e) STOCK OPTIONS. Evidence that options to purchase shares of 7th Level Common Stock have been granted to the individuals set forth on Schedule 2.02(e) for the amounts and the vesting schedule set forth opposite their names at an exercise price equal to the closing market price of the 7th Level Common Stock on Nasdaq (as reported in the Wall Street Journal) on the date hereof under the terms of 7th Level's Amended and Restated Incentive Stock Option Plan (the "Stock Option Plan"); provided that such options will be granted outside the Stock Option Plan if there is not an adequate number of shares remaining under the Stock Option Plan.

SECTION 2.03. DELIVERIES BY PANMEDIA AND/OR THE STOCKHOLDERS TO 7TH LEVEL ON THE CLOSING DATE.

         At the Closing, Panmedia and/or the Stockholders, as applicable, will deliver or cause to be delivered to 7th Level the following:

         (a) EMPLOYMENT AGREEMENT. The Employment Agreement, duly executed by Jason Roberts.

         (b) REGISTRATION RIGHTS AGREEMENT. The Registration Rights Agreement, duly executed by Jason Roberts and Patricia Roberts.

         (c) CERTIFICATES. The certificates representing all of the Panmedia Common Stock, duly endorsed for transfer in blank or accompanied by a stock power duly endorsed in blank by the Stockholders with any requisite documentary or stock transfer taxes affixed thereto.

         (d) OPINION OF PANMEDIA AND THE STOCKHOLDERS COUNSEL. An opinion of counsel to Panmedia and the Stockholders, dated the Closing Date, in the form attached hereto as EXHIBIT F.

         (e) INVESTMENT LETTERS. Letters (the "Investment Letters") in the form attached hereto as EXHIBIT G from each Stockholder confirming (i) his, her or its status as an "accredited investor" ("Accredited Investor") as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act"); (ii) that each Stockholder understands that the shares of 7th Level Common Stock he or she is acquiring are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from 7th Level in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act and applicable state securities laws only in certain limited circumstances and that any certificates representing 7th Level Common Stock delivered to the Stockholders pursuant to Section 1.03 in exchange for Panmedia Common Stock shall bear a restrictive legend in substantially the form set forth in Section 2.02(c); provided, however, that such restrictive legend shall be removed when the Stockholders are eligible to sell such shares of 7th Level Common Stock pursuant to Rule 144(k) under the Securities Act (subject to the Stockholders agreement that the legend will be subsequently reinstated if the Stockholders become affiliates of 7th Level) and (iii) that each Stockholder is acquiring the shares of 7th Level Common Stock for investment and not for distribution except in compliance with the Securities Act, is able to fend for himself, herself or itself, can bear the economic risk of his, her or its investment and has such knowledge and experience in financial or business matters that he, she or it is capable of evaluating the merits and risks of the investment in the securities to be acquired hereunder.


                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF 7TH LEVEL

         Except as set forth in the disclosure schedule delivered by 7th Level to Panmedia and the Stockholders prior to the execution of this Agreement (the "7th Level Disclosure Schedule"), 7th Level represents and warrants to Panmedia and the Stockholders as follows:

SECTION 3.01.  ORGANIZATION OF 7TH LEVEL; AUTHORITY.

         7th Level is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and corporate authority to enter into this Agreement, the Registration Rights Agreement and the Employment Agreement (collectively, the "Transaction Documents"), to consummate the transactions contemplated hereby and thereby to own, lease and operate its properties and to conduct its business. The execution, delivery and performance by 7th Level of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of 7th Level. The Transaction Documents have been duly executed and delivered by 7th Level and, assuming that the Transaction Documents constitute a valid and binding obligation of Panmedia and the Stockholders, constitutes a valid and binding obligation of 7th Level, enforceable against 7th Level in accordance with its terms, except as may be limited by (i) bankruptcy, reorganization, moratorium, fraudulent conveyance and insolvency laws and by other laws affecting the rights of creditors generally, (ii) the availability of equitable remedies and (iii) with respect to enforcement of rights to indemnity and contribution hereunder, federal or state securities laws or principles of public policy. 7th Level is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to obtain such qualification or license would not, individually or in the aggregate, have a 7th Level Material Adverse Effect (as defined in Section 3.07). 7th Level has heretofore delivered or made available to Panmedia complete and correct copies of the certificate of incorporation and by-laws of 7th Level, the minute books and stock transfer records of 7th Level, as in effect as of the date of this Agreement.

SECTION 3.02.  CAPITALIZATION.

         The authorized capital stock of 7th Level consists of 100,000,000 shares of 7th Level Common Stock and 100,000 shares of preferred stock, $.01 par value per share (the "7th Level Preferred Stock," and together with the 7th Level Common Stock, the "7th Level Capital Stock") of 7th Level, of which only 30,648,835 shares of 7th Level Common Stock (as reported by 7th Level's transfer agent) and 21,661 shares of 7th Level Preferred Stock (as reported by 7th Level's transfer agent) are outstanding on the date hereof. Except as set forth in Section 3.02 of the 7th Level Disclosure Schedule, no other shares of any other class or series of 7th Level Capital Stock or securities exercisable or convertible into or exchangeable for 7th Level Capital Stock ("7th Level Capital Stock Equivalents") are authorized, issued or outstanding. Except as contemplated herein or set forth in Section 3.02 of the 7th Level Disclosure Schedule, the outstanding shares of 7th Level Capital Stock have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of, and are not subject to, any preemptive, subscription or similar rights. Except as set forth in Section 3.02 of the 7th Level Disclosure Schedule, there are no outstanding warrants, options, subscriptions, calls, rights, agreements, convertible or exchangeable securities or other commitments or arrangements relating to the issuance, sale, purchase, return or redemption, and, to 7th Level's knowledge, voting or transfer of any shares, whether issued or unissued, of 7th Level Capital Stock, 7th Level Capital Stock Equivalents or other securities of 7th Level. On the Closing Date, the shares of 7th Level Common Stock for which shares of Panmedia Common Stock shall be exchanged in the Merger will have been duly authorized and, when issued and delivered in accordance with this Agreement, such shares of 7th Level Common Stock, will be validly issued, fully paid and nonassessable. 7th Level has filed a Nasdaq National Market Notification Form for listing of Additional Shares with respect to all of the shares of 7th Level Common Stock issuable to the Stockholders in the Merger.

SECTION 3.03.  SUBSIDIARIES.

         Section 3.03 of the 7th Level Disclosure Schedule contains a list of the name of each subsidiary of 7th Level (each such corporation, partnership or other entity being referred to herein as a "7th Level Subsidiary"). Section 3.03 of the 7th Level Disclosure Schedule sets forth, with respect to each 7th Level Subsidiary, its type of entity, the jurisdiction of its organization, its authorized and outstanding capital stock, partnership interests or equivalent ownership interests and 7th Level's current ownership of such shares or interests. Except as set forth in Section 3.03 of the 7th Level Disclosure Schedule, each of the outstanding shares of capital stock of each of the 7th Level Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by 7th Level or another 7th Level Subsidiary free and clear of all liens, claims, encumbrances, options, pledges and security interests ("Liens") and were not issued in violation of, nor subject to, any preemptive, subscription or similar rights. Except as set forth in Section 3.03 of the 7th Level Disclosure Schedule, there are no outstanding warrants, options, subscriptions, calls, rights, agreements, convertible or exchangeable securities or other commitments or arrangements relating to the issuance, sale, purchase, return or redemption, to 7th Level's knowledge, voting or transfer of any shares, whether issued or unissued, of 7th Level Capital Stock, 7th Level Capital Stock Equivalents or other securities of any 7th Level Subsidiary. Except as set forth in Section
3.03 of the 7th Level Disclosure Schedule, 7th Level and the 7th Level Subsidiaries do not own any equity interests in any person. Each 7th Level Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate its properties and to conduct its business.

SECTION 3.04.  NO VIOLATION; CONSENTS AND APPROVALS.

         Except as set forth in Section 3.04 of the 7th Level Disclosure Schedule, the execution and delivery by 7th Level of the Transaction Documents does not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (or an event which, with notice or lapse of time or both, would constitute a default) under, (a) any provision of the certificate of incorporation or by-laws of 7th Level, (b) any judgment, order, injunction or decree (an "Order"), or statute, law, ordinance, rule or regulation ("Applicable Law") applicable to 7th Level or any 7th Level Subsidiary or the property or assets of 7th Level or any 7th Level Subsidiary, or (c) give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Lien upon any of the properties of 7th Level or any 7th Level Subsidiary under, any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation ("Contracts") to which 7th Level or any 7th Level Subsidiary is a party or by which 7th Level or any 7th Level Subsidiary or any assets of 7th Level or any 7th Level Subsidiary may be bound, except in the case of clauses (b) and (c), for such conflicts, violations or defaults as to which requisite waivers or consents will have been obtained prior to the Closing or which, individually or in the aggregate, would not have a 7th Level Material Adverse Effect. Except as set forth in Section
3.04 of the 7th Level Disclosure Schedule, no consent, approval, order or authorization of, or registration, declaration or filing with ("Governmental Approval"), any court, administrative agency or commission or other governmental entity, authority or instrumentality, domestic or foreign ("Governmental Authority"), is required to be obtained or made by or with respect to 7th Level or any 7th Level Subsidiary in connection with the execution and delivery of this Agreement or the consummation by 7th Level of the transactions contemplated hereby, except where the failure to obtain such Governmental Approval would not, individually or in the aggregate, have a 7th Level Material Adverse Effect.

SECTION 3.05.  7TH LEVEL SEC DOCUMENTS.

         7th Level has filed with the Securities and Exchange Commission (the "SEC"), and has heretofore made available to Panmedia, true and complete copies of, each report, schedule, registration statement, definitive proxy statement and other documents required to be filed by it since January 1, 1996 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or the Securities Act (as such documents have been amended since the time of their filing, collectively, the "7th Level SEC Documents"). As of their respective dates, the 7th Level SEC Documents, (i) conformed, in all material respects, with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

SECTION 3.06.  FINANCIAL STATEMENTS.

         Except as set forth in Section 3.06 of the 7th Level Disclosure Schedule, the financial statements of 7th Level included or incorporated by reference in the 7th Level SEC Documents (collectively, the "7th Level Financial Statements"), (a) fairly present in all material respects (subject, in the case of the unaudited statements, to normal recurring audit adjustments), the consolidated financial condition and the results of operations and cash flows of 7th Level and the 7th Level Subsidiaries as of the dates and for the periods indicated (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and other adjustments described therein) and (b) have been prepared in accordance with the rules and regulations of the SEC and generally accepted accounting principles ("GAAP") applied consistently throughout the periods involved, except as disclosed therein and in the notes thereto and, in the case of unaudited statements, as permitted by Form 10-Q of the SEC.

SECTION 3.07.  ABSENCE OF CERTAIN CHANGES OR EVENTS.

         Except as set forth in Section 3.07 of the 7th Level Disclosure Schedule or for the transactions contemplated by this Agreement, during the period from December 31, 1998 to the date of this Agreement, (i) 7th Level and the 7th Level Subsidiaries have operated their businesses solely in the ordinary course of business consistent with past practices, and (ii) without limiting the generality of clause (i), neither 7th Level nor any 7th Level Subsidiary has:

         (a) created, incurred, assumed or guaranteed any indebtedness for borrowed money (including, without limitation, obligations in respect of capital leases), other than borrowings and issuances of letters of credit in the ordinary course of business and consistent with past practice;

         (b) issued, sold or delivered, redeemed or purchased, any shares of 7th Level Capital Stock or any 7th Level Capital Stock Equivalents, or granted or entered into any options, warrants, rights, agreements or commitments with respect to the issuance of 7th Level Capital Stock or 7th Level Capital Stock Equivalents, or amended any terms of any such securities or agreements;

         (c) declared, set aside or paid any dividends or other distributions in respect of 7th Level Capital Stock;

         (d) increased the rate of compensation or benefits of, or paid or agreed to pay any benefit to (including, but not limited to severance or termination pay), present or former directors, officers or employees, except as may be required by any existing 7th Level Plan (as defined in Section 3.13), agreement or arrangement disclosed to Panmedia prior to the date hereof or to employees who are not officers in accordance with 7th Level's ordinary course of business consistent with past practice;

         (e) entered into, adopted, terminated or amended any 7th Level Plan, employment or severance agreement or any plan, agreement, program, policy, trust, fund or other arrangement that would be a 7th Level Plan if it were in existence as of the date of this Agreement, except as required by law;

         (f) sold, leased, transferred, or otherwise disposed of any properties or assets, real, personal or mixed, which have an aggregate book value in excess of $25,000 or mortgaged or encumbered any properties or assets, whether real or personal, which have an aggregate book value in excess of $25,000;

         (g) acquired or agreed to acquire by merging or consolidating with, or by purchasing the stock or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquired or agreed to acquire any assets which are material, individually or in the aggregate, to 7th Level and the 7th Level Subsidiaries;

         (h) entered into, modified, amended or terminated any lease of 7th Level Real Property (as defined in Section 3.10) (except modifications or amendments in connection with renewals of leases in the ordinary course of business) or any other 7th Level Material Contract (as defined in Section 3.15);

         (i) waived or released any rights of material value, or canceled, compromised, released or assigned any material indebtedness owed to it or any material claims held by it;

         (j) canceled or terminated any insurance policy naming it as a beneficiary or a loss payable payee without obtaining comparable substitute insurance coverage;

         (k) effectuated a "plant closing" or "mass layoff" (as those terms are defined under the Worker Adjustment and Retraining Notification Act of 1988 (the "WARN Act")) affecting in whole or in part any site of employment, facility, operating unit or employees of 7th Level or any 7th Level Subsidiary;

         (l)      amended its certificate of incorporation or by-laws;

         (m) changed any of its accounting principles, methods or practices; or

         (n) agreed, whether in writing or otherwise, to do any of the foregoing; and

(iii) there have occurred no changes or events which, individually or in the aggregate, would have a 7th Level Material Adverse Effect. As used in this Agreement, any reference to any event, change or effect having a "7th Level Material Adverse Effect" means such event, change or effect, individually or in the aggregate with other events, changes or effects, is materially adverse to
(a) the business, properties, financial condition or results of operations of 7th Level and the 7th Level Subsidiaries taken as a whole or (b) the ability of 7th Level and Panmedia to consummate the transactions contemplated hereby.

SECTION 3.08.  ABSENCE OF UNDISCLOSED LIABILITIES.

         Since December 31, 1998, neither 7th Level nor any of the 7th Level Subsidiaries has incurred any liabilities or obligations of any nature, whether or not accrued, absolute, contingent or otherwise that would be required to be reflected on, or disclosed or reserved against in, a consolidated balance sheet of 7th Level or in the notes thereto prepared in accordance with GAAP consistently applied other than liabilities and obligations that were (i) so reserved on, or disclosed or reflected in the consolidated balance sheet of 7th Level as of December 31, 1998 and the notes thereto, included in the Annual Report on Form 10-K/A for the year then ended, (ii) incurred in connection with this Agreement, or (iii) incurred in the ordinary course of business.

SECTION 3.09.  PERSONAL PROPERTY.

         (a) Except as set forth in Section 3.09(a) of the 7th Level Disclosure Schedule, 7th Level and the 7th Level Subsidiaries have good and valid title to all of their personal property, whether tangible or intangible, owned by them, and a valid and enforceable right to use all personal property leased by or licensed to them (the "Personal Property"), in each case, free and clear of all Liens, imperfections of title or encumbrances of any nature whatsoever, other than (i) mechanics', carriers', workmen's, repairmen's or similar Liens arising or incurred in the ordinary course of business, (ii) Liens for taxes, assessments and other governmental charges which are not due and payable or which may hereafter be paid without penalty or which are being contested in good faith and (iii) other imperfections of title or encumbrances, if any, which imperfections of title or other encumbrances, individually or in the aggregate, do not materially impair the use or value of the property to which they relate (the Liens, imperfections of title and encumbrances described in clauses (i), (ii) and (iii) above are hereinafter referred to collectively as the "Permitted Liens").

         (b) Except as set forth in Section 3.09(b) of the 7th Level Disclosure Schedule, all material tangible items of Personal Property necessary for the operation or conduct of the businesses of 7th Level and the 7th Level Subsidiaries as currently conducted are in reasonably good maintenance, operating condition and repair, normal wear and tear excepted, other than machinery and equipment under repair or out of service in the ordinary course of business.

         (c) Except as set forth in Section 3.09(c) of the 7th Level Disclosure Schedule, the accounts receivable reflected on the 7th Level Financial Statements are valid receivables arising in the ordinary course of business and not subject to any valid counterclaims or setoffs, except for products returned or exchanged in 7th Level's ordinary course of business for which there has been or will have been a reserve established consistently with past practice.

SECTION 3.10.  REAL PROPERTY.

         (a) As used in this Agreement, the term "7th Level Real Property" shall mean all real property and interests in real property leased or subleased by 7th Level or any 7th Level Subsidiary. Section 3.10(a) of the 7th Level Disclosure Schedule lists all 7th Level Real Property. 7th Level owns no real property. Except as set forth in Section 3.10(a) of the 7th Level Disclosure Schedule, the 7th Level Real Property constitutes all of the real property and interests in real property used in the conduct of the businesses of 7th Level and the 7th Level Subsidiaries.

         (b) As used in this Agreement, the term "7th Level Real Estate Permitted Liens" shall mean:

                  (i) All building codes and zoning ordinances and other laws, ordinances, regulations, rules, orders or determinations of any federal, state, county, municipal or other governmental authority heretofore, now or hereafter enacted, made or issued by any such governmental authority affecting the 7th Level Real Property;

                  (ii) All easements, rights-of-way, covenants, conditions, restrictions, reservations, licenses, agreements and other similar matters which do not impair the use of the 7th Level Real Property to which they relate;

                  (iii) All electric power, telephone, gas, sanitary sewer, storm sewer, water, steam, compressed air and other utility lines, pipelines, service lines and similar facilities now located on, over or under the 7th Level Real Property, and all licenses, easements, flowage rights, rights-of-way and other similar agreements relating thereto granted in the ordinary course of business; and

                  (iv) All existing public and private roads and streets (whether dedicated or undedicated), and all railroad lines and rights-of-way affecting the 7th Level Real Property.

         (c) Except as set forth in Section 3.10(c) of the 7th Level Disclosure Schedule, 7th Level and the 7th Level Subsidiaries have valid leasehold interests in all 7th Level Real Property leased by them, in each case, free and clear of all mortgages, Liens, security interests, easements, covenants, rights-of-way and other encumbrances or restrictions of any nature created by 7th Level, except for Permitted Liens and 7th Level Real Estate Permitted Liens which, individually or in the aggregate, would not have a 7th Level Material Adverse Effect.

         (d) To 7th Level's knowledge and except as set forth in Section 3.10(d) of the 7th Level Disclosure Schedule, there are no pending or, to the knowledge of 7th Level, threatened actions or proceedings (including condemnation, eminent domain and foreclosure) which could affect any of the 7th Level Real Property. 7th Level has not violated, and, to the knowledge of 7th Level, there is no violation of, any Applicable Law affecting the 7th Level Real Property.

         (e) To 7th Level's knowledge and except as set forth in Section 3.10(e) of the 7th Level Disclosure Schedule, all of the 7th Level Real Property is occupied under a valid and current certificate of occupancy or similar permit, the transactions contemplated by this Agreement will not require the issuance of any new or amended certificate of occupancy and there are no facts which would prevent the 7th Level Real Property from being occupied after the Closing Date in the same manner as before.

         (f) To 7th Level's knowledge and except as set forth in Section 3.10(f) of the 7th Level Disclosure Schedule, the buildings, fixtures and all improvements on the 7th Level Real Property were constructed in compliance with all applicable federal, state, local or foreign statutes, laws, ordinances, regulations, rules, codes, orders or requirements (including, but not limited to, any building, zoning or environmental laws or codes) affecting such property, except where the failure to be in compliance would not, individually or in the aggregate, impair the value or interfere with the present use of such 7th Level Real Property or otherwise impair business operations.

         (g) To 7th Level's knowledge and except as set forth in Section 3.10(g) of the 7th Level Disclosure Schedule, the buildings, fixtures and all improvements on the 7th Level Real Property and the present use and conditions thereof do not violate any applicable deed restrictions or other applicable covenants, restrictions, agreements, existing site plan approvals, zoning or subdivision regulations or urban redevelopment plans as modified by any duly issued variances, and no permits, licenses or certificates pertaining to the ownership or operation of all improvements on the 7th Level Real Property, other than those which are transferable with the 7th Level Real Property, are required by any governmental agency having jurisdiction over the 7th Level Real Property.

         (h) To 7th Level's knowledge and except as set forth in Section 3.10(h) of the 7th Level

Disclosure Schedule, the buildings, fixtures and all improvements on the 7th Level Real Property are structurally sound in all material respects and in reasonably good maintenance and repair, normal wear and tear excepted.

         (i) Schedule 3.10(i) of the 7th Level Disclosure Schedule sets forth, as of the date hereof, an accurate, correct and complete list (including the name of the landlord, term, security deposit (if any) and annual rent) of each lease, sublease or other arrangement pursuant to which 7th Level and the 7th Level Subsidiaries leases or subleases 7th Level Real Property (the "7th Level Leased Premises"), and 7th Level and the 7th Level Subsidiaries have heretofore made available to Panmedia a complete and accurate copy of each such lease and sublease. Unless otherwise noted in Schedule 3.10(i) of the 7th Level Disclosure Schedule, 7th Level or the 7th Level Subsidiaries is the sole lessee or sublessee under each of the leases and subleases listed in Schedule 3.10(i) of the 7th Level Disclosure Schedule. To the knowledge of 7th Level, to the extent that it would be responsible for repairing any structural defects to any 7th Level Leased Premises under any 7th Level Lease (as defined below), such 7th Level Leased Premises are structurally sound with no patent or latent defects and are in good operating condition and repair adequate for current use; are suitable for the purposes for which they are presently being used and are adequate to meet all present and reasonably anticipated future requirements of the business of 7th Level and the 7th Level Subsidiaries, as currently conducted; and none of such 7th Level Leased Premises are in need of maintenance or repairs except for ordinary, routine maintenance and repairs which are not material in nature or cost. 7th Level and the 7th Level Subsidiaries are in peaceable possession of the premises covered by the 7th Level Leased Premises.

         (j) Each of the 7th Level Real Property leases and subleases (and leases underlying such subleases) set forth in Schedule 3.10(i) of the 7th Level Disclosure Schedule (the "7th Level Leases") is in full force and effect, has not been further supplemented, amended or modified, and contains no terms other than the terms contained in the copies heretofore delivered or made available to Panmedia or made available to Panmedia at 7th Level's offices. 7th Level has complied, in all material respects, with or provided for all material commitments, liabilities and obligations on its part to be performed or observed under each 7th Level Lease (including, without limitation, payment in full or accrual of all amounts due thereunder). To the knowledge of 7th Level, each party to each 7th Level Lease other than 7th Level has complied, in all material respects, with or provided for all material commitments, liabilities and obligations on its part to be performed or observed thereunder. 7th Level has not received any written notice of a default, offset or counterclaim by or against it under any 7th Level Lease that remains pending and to 7th Level's knowledge, no event or condition (including, without limitation, the execution and delivery of this Agreement and the transactions contemplated hereunder) exists which constitutes or would constitute a default by it or, to its knowledge, of any other person or, after notice or lapse of time or both, would constitute a default under any 7th Level Lease. Except as set forth in Schedule 3.10(i) of the 7th Level Disclosure Schedule, the consummation of the transactions contemplated hereby will not be considered an assignment of any of the 7th Level Leases (requiring the consent or approval by another person) and shall not constitute a default under any of the 7th Level Leases.

         (k) To the knowledge of 7th Level, there are no defaults by the landlords under any of the 7th Level Leases and such landlords have performed all of their obligations thereunder to the extent that such performance was to be completed heretofore. 7th Level has not waived any obligation of any such landlord or any right under any of the 7th Level Leases, except as set forth in any written agreement disclosed to Panmedia together with the applicable leases and subleases.

SECTION 3.11.  INTELLECTUAL PROPERTY.

         (a) Section 3.11(a) of the 7th Level Disclosure Schedule sets forth a complete list of all material registered patents, trademarks, trade names, service marks, assumed names, copyrights and all applications therefor (collectively, the "Industrial Property") owned, filed or licensed by 7th Level or any 7th Level Subsidiary and, with respect to registered trademarks, all jurisdictions in which such trademarks are registered.

         (b) As used in this Section 3.11(b), "Intellectual Property" shall mean Industrial Property and inventions, invention studies (whether patentable or unpatentable), designs, copyrights, mask works, trade dress, secret formulae, trade secrets, secret processes, computer programs and know-how. Except as set forth in Section 3.11(b) of the 7th Level Disclosure Schedule, (i) the consummation of the transactions contemplated by this Agreement will not materially impair any right to use any of its Intellectual Property, (ii) except as would not have a 7th Level Material Adverse Effect, all Intellectual Property owned by 7th Level or any 7th Level Subsidiary is owned by 7th Level or such 7th Level Subsidiary free and clear of all Liens, (iii) except as would not have a 7th Level Material Adverse Effect, 7th Level and the 7th Level Subsidiaries own or have the right to use all of the Intellectual Property used in the conduct of their businesses, and (iv) no claims have been asserted of which 7th Level or any 7th Level Subsidiary has been given written notice by any person with respect to the ownership or use by 7th Level or any 7th Level Subsidiary of the Intellectual Property, except those claims (if any) which, if adversely determined, would not have a 7th Level Material Adverse Effect.

SECTION 3.12.  LITIGATION.

         Except as set forth in Section 3.12 of the 7th Level Disclosure Schedule, there are no claims, actions, suits, investigations or proceedings pending, or, to the knowledge of 7th Level, threatened in writing against or affecting 7th Level, any 7th Level Subsidiary or their respective assets, at law or in equity, by or before any Governmental Authority, or by or on behalf of any third party, which, if adversely determined, would have a 7th Level Material Adverse Effect. Except as set forth in Section 3.12 of the 7th Level Disclosure Schedule, 7th Level has not received any notice that 7th Level, any 7th Level Subsidiary or any of their respective assets is subject to any material decree, order or judgment.

SECTION 3.13.  EMPLOYEE BENEFIT PLANS.

         (a) Section 3.13(a) of the 7th Level Disclosure Schedule sets forth an accurate and complete list of each bonus, incentive compensation, deferred compensation, excess benefit, pension, retirement, profit sharing, stock bonus, thrift, stock option, stock ownership, stock appreciation right, stock purchase, foreign employee benefit, cafeteria, life insurance, survivor or death benefit, sickness or accident, business travel accident, health, medical, dental, vision, hospitalization, savings, holiday, vacation, salary continuation, severance pay, change of control payments, sick pay, leave of absence, disability, tuition reimbursement, service award, dependent care assistance, legal assistance, fringe benefit (cash and non-cash) or any other employee or executive benefit plan, contract, agreement, practice, policy or arrangement, including, without limitation, any such plan, contract, agreement, practice, policy or arrangement which is an "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which benefits, covers or relates to any current or former employee, director, consultant, independent contractor, or officer of 7th Level or any 7th Level Subsidiary (each such plan, contract, agreement, practice, policy or arrangement is hereinafter referred to individually as a "7th Level Plan" and collectively as the "7th Level Plans").

         (b) With respect to each 7th Level Plan, 7th Level has delivered to Panmedia a current, accurate and complete copy of such plan (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable to each such plan, a copy of: (i) any trust agreement or other funding instrument; (ii) the most recent determination letter; (iii) any summary plan description and other written communications (or a description of any oral communications) by 7th Level or the applicable 7th Level Subsidiary to its employees concerning the extent of the benefits provided under such plan; and
(iv) for the most recent plan year of such plan (or, in the case of clause (A), the most recent plan year of such plan for which a Form 5500 is available) (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports. No 7th Level Plan is in violation of its requirements to timely file any annual return in the Form 5500 series.

         (c) Neither 7th Level nor any 7th Level Subsidiary is contributing, or has in the past contributed to, nor has incurred any liability in respect of, any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA. No 7th Level Plan is a multiple employer plan described in Section 413(c) of the Code or a multiple employer welfare plan within the meaning of
Section 3(40) of ERISA.

         (d) Except as set forth in Section 3.13(d) of the 7th Level Disclosure Schedule, (i) for each 7th Level Plan that is intended to be qualified within the meaning of Section 401(a) of the Code, (A) the plan is so qualified, (B) 7th Level, or the applicable 7th Level Subsidiary, has obtained a favorable determination letter from the Internal Revenue Service (the "IRS") to such effect, and such plan has been timely amended to reflect any provisions which the IRS required to be included in such plan as a condition to issuing such determination letter, (C) nothing has occurred, whether by action or inaction, that could reasonably be expected to cause the loss of such qualification, and (D) to the knowledge of 7th Level, or the applicable 7th Level Subsidiary, such determination letter has not been revoked by the IRS nor has the IRS given any written notice to 7th Level, or the applicable 7th Level Subsidiary, that it intends to revoke such determination letter, (ii) each 7th Level Plan is in compliance in all material respects with the applicable requirements prescribed by all statues, orders or governmental rules or regulations currently in effect with respect to such plan, including, but not limited to, ERISA and the Code,
(iii) all contributions to each 7th Level Plan (including both employee and employer contributions) which are required to have been made, whether by virtue of the terms of the particular plan or by operation of law, have been made by the due date thereof (including all applicable extensions), and all contributions to the 7th Level Plans which are not yet due but which relate to periods which began prior to the Closing Date have either been paid or have been appropriately reflected by 7th Level as an accrued liability in its financial statements, (iv) no 7th Level Plan that is a funded pension plan and no trust established thereunder has any accumulated funding deficiency within the meaning of Section 302(a) of ERISA and Section 412 of the Code, (v) no reportable event within the meaning of Section 4043 of ERISA or "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975 of the Code has occurred, and no material tax has been imposed pursuant to Section 4975 or Section 4976 of the Code, with respect to any 7th Level Plan, (vi) no governmental agency, including the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation (the "PBGC"), has initiated an examination or audit, or, to the knowledge of 7th Level or any 7th Level Subsidiary, an investigation of a 7th Level Plan which has not been completed, (vii) neither 7th Level nor any 7th Level Subsidiary has incurred any liability to the PBGC, or has had any penalty or Lien imposed on it in favor of the PBGC, with respect to any 7th Level Plan which is subject to Title IV of ERISA other than liability for routine premiums for which adequate provision has been made in the 7th Level Financial Statements in accordance with GAAP and (viii) neither 7th Level or any 7th Level Subsidiary has any knowledge as to the existence of any state of facts, or as to the occurrence of any event or transaction, pertaining to or involving such plan that might reasonably be anticipated to result in any liability, or the imposition of a penalty or Lien, of or on 7th Level or any 7th Level Subsidiary to the PBGC under any provision of Title IV of ERISA.

         (e) Except as set forth in Section 3.13(e) of the 7th Level Disclosure Schedule, there are no claims, suits or actions pending or, to the knowledge of 7th Level or any 7th Level Subsidiary, threatened by or on behalf of any of the 7th Level Plans, by any employee or beneficiary covered under any such 7th Level Plan, or otherwise involving any such 7th Level Plan (other than routine claims for benefits).

         (f) With respect to each 7th Level Plan that is subject to Title IV of ERISA, as of the Closing Date, the assets of each such 7th Level Plan are at least equal in value to the present value of the accrued benefits (vested and unvested) of the participants in such 7th Level Plan on a termination basis, based on the actuarial methods and assumptions indicated in the most recent actuarial valuation reports.

         (g) Except as disclosed in Section 3.13(g) of the 7th Level Disclosure Schedule, the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not cause any payment (whether of severance pay or otherwise) not otherwise due from becoming due from any of the 7th Level Plans, or from 7th Level or any 7th Level Subsidiary with respect to any of the 7th Level Plans, to any individual, or cause the vesting, acceleration or payment, or in the increase in the amount of, any benefit payable under any of the 7th Level Plans to any individual.

         (h) Except as disclosed in Section 3.13(h) of the 7th Level Disclosure Schedule, any hospital, medical, dental, vision, sickness or accident, survivor or death benefit, disability or similar benefit coverage provided under any 7th Level Plan is provided solely through insurance policies, and in addition (i) no 7th Level Plan provides for hospital, medical, death, survivor or any other welfare benefit for retired or former employees, officers, directors, consultants or independent contractors, except as required by Section 4980B of the Code, and (ii) no 7th Level Plan is an unfunded plan of deferred compensation.

         (i) No entity (other than 7th Level or any 7th Level Subsidiary), which is treated as a single employer with 7th Level or any 7th Level Subsidiary under Section 414(b), (c), (m), or (o) of the Code, sponsors, maintains or contributes to any employee benefit plan with respect to which any material liability (other than for routine contributions or benefit payments), penalty or tax has been incurred, or with respect to which any Lien has been imposed.

SECTION 3.14.  TAXES.

         (a) Except as set forth in Section 3.14 of the 7th Level Disclosure Schedule:

                  (i) 7th Level or one of its affiliates has accurately prepared and timely filed (after giving effect to applicable extensions) with the appropriate taxing authorities all material Tax Returns (as hereinafter defined) required to be filed by or with respect to 7th Level under all applicable laws and the 7th Level Subsidiaries and such Tax Returns are true, correct and complete in all material respects;

                  (ii) 7th Level or one of its affiliates has properly and fully paid or made adequate provision in the 7th Level Financial Statements in accordance with GAAP for the payment of all Taxes (as hereinafter defined) of 7th Level and the 7th Level Subsidiaries shown to be due on such Tax Returns or that are otherwise required to be paid by 7th Level or any 7th Level Subsidiary in the case of Taxes payable or anticipated to be payable on account of the operations, acts or omissions of 7th Level and all 7th Level Subsidiaries for any and all periods through the date of reference;

                  (iii) no waivers of statutes of limitation have been given or requested with respect to 7th Level or any 7th Level Subsidiary in connection with any Tax Returns covering 7th Level or any 7th Level Subsidiary with respect to any Taxes payable by them;

                  (iv) 7th Level has or has caused to be duly and timely withheld and has paid over in a proper manner to the appropriate taxing authorities all Taxes required to be so withheld and paid over for all periods under all Applicable Laws;

                  (v) neither 7th Level nor any 7th Level Subsidiary is a party to any tax sharing or similar agreement or arrangement pursuant to which it will have any obligation to make any payments after the Closing other than to 7th Level or any 7th Level Subsidiary and neither 7th Level nor any 7th Level Subsidiary could be liable for the Taxes of any other person (other than 7th Level or a 7th Level Subsidiary) as a "transferee" within the meaning of Section 6901 of the Code, by reason of Treasury Regulation Section 1.1502-6 or any provision of state, local or foreign law, as a successor, by contract or otherwise;

                  (vi) there are no Liens with respect to Taxes (except for Liens for Taxes which are not yet delinquent) upon any assets of 7th Level or any 7th Level Subsidiary;

                  (vii) all material Tax Returns filed by or on behalf of 7th Level or any 7th Level Subsidiary have been examined by the relevant taxing authorities or the statute of limitations with respect to such Tax Returns has expired and all deficiencies asserted or assessments made as a result of any examination by the IRS or any other taxing authority of the Tax Returns of or covering 7th Level or any 7th Level Subsidiary have been fully paid, and there are no unpaid deficiencies asserted or assessments made by any taxing authority for which 7th Level or any 7th Level Subsidiary may be liable;

                  (viii) neither 7th Level nor any 7th Level Subsidiary has received any written notice of deficiency or assessment or has any actual knowledge of any proposed deficiency or assessment from any federal, state, local or other taxing authority with respect to liabilities for which 7th Level or any 7th Level Subsidiary may be liable nor is any examination of any Tax Return of 7th Level or any 7th Level subsidiary being conducted by any such taxing authority and no notification of intention to examine any Tax Return has been received from any such tax authority;

                  (ix) neither 7th Level, any 7th Level Subsidiary nor any person on their respective behalf has (A) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law, or (B) agreed to or is required to make any adjustment pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by 7th Level or any 7th Level Subsidiary or has any actual knowledge that the IRS has proposed any such adjustment or change in accounting method, or has an application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the subject business or operations of 7th Level or any 7th Level Subsidiary; and

                  (x) no claim has been made by any taxing jurisdiction where 7th Level does not file Tax Returns that 7th Level or any 7th Level Subsidiary is or may be subject to taxation by that jurisdiction.

         (b) 7th Level has provided Panmedia with copies of: (i) all Tax Returns of 7th Level and the 7th Level Subsidiaries for all periods (including periods for which 7th Level or any 7th Level Subsidiary is or may have been a member of another consolidated, combined or unitary group) with respect to which the statute of limitations on assessment has not expired; (ii) any notices, protests or closing agreements relating to issues arising, or potentially arising, in any audit, litigation or similar proceeding with respect to the liability for Taxes of 7th Level or any 7th Level Subsidiary; (iii) any elections or disclosure of any controversial position filed by or on behalf of 7th Level or any 7th Level Subsidiary with any taxing authority (whether or not filed with any Tax Return); (iv) any letter rulings, determination letters or similar documents issued by any taxing authority with respect to 7th Level or any 7th Level Subsidiary; and (v) any Tax sharing or similar agreement or arrangement (whether or not written) to which 7th Level or any 7th Level Subsidiary is or has been a party.

         (c)      As used in this Agreement:

                  (i) "Taxes" means all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including, without limitation, net income, gross income, corporation, advance corporation, gross receipts, premium, estimated, customs, duties, transfer, excise, property, sales, use, value-added, license, payroll, pay as you earn, withholding, social security and franchise or other governmental taxes or charges, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof and any interest, penalties or additions to tax with respect thereto.

                  (ii) "Tax Return" means any report, return, statement, estimate, informational return, declaration or other written information required to be supplied to a taxing authority in connection with Taxes.

SECTION 3.15.  CONTRACTS AND COMMITMENTS.

         Section 3.15 of the 7th Level Disclosure Schedule sets forth a list of all material agreements, Contracts and commitments to which 7th Level or any 7th Level Subsidiary is a party or by which 7th Level, any 7th Level Subsidiary or their respective assets are bound (each, a "7th Level Material Contract"), including, without limitation:

         (a) employment agreements or severance agreements or employee termination arrangements that are not terminable at will by 7th Level or a 7th Level Subsidiary without penalty;

         (b) any change of control agreements with employees of 7th Level or any 7th Level Subsidiary;

         (c) agreements, contracts, commitments or arrangements containing any covenant limiting the ability of 7th Level or any 7th Level Subsidiary to engage in any line of business or to compete with any business or person;

         (d) agreements or contracts with or any officer, director or employee of 7th Level, any 7th Level Subsidiary, (other than employment, severance and change of control agreements covered by clause (a) or (b) above);

         (e) agreements or contracts under which 7th Level or any 7th Level Subsidiary has borrowed or loaned money, or any note, bond, indenture, mortgage, installment obligation or other evidence of indebtedness for borrowed or loaned money or any guarantee of such indebtedness, in each case, relating to amounts in excess of $25,000;

         (f) joint venture agreements or other agreements involving the sharing of profits;

         (g) leases pursuant to which personal or real property is leased to or from 7th Level or any 7th Level Subsidiary;

         (h)      powers of attorney from 7th Level or any 7th Level Subsidiary;

         (i) guaranties, suretyships or other contingent agreements of 7th Level or any 7th Level Subsidiary;

         (j) any agreement, contract, commitment or arrangement relating to capital expenditures with respect to 7th Level or any 7th Level Subsidiary and involving future payments which exceed $25,000 in any 12-month period;

         (k) any agreement, contract, commitment or arrangement relating to the acquisition of assets (other than in the ordinary course of business consistent with past practice) or any capital stock of any business enterprise;

         (l) contracts (other than those covered by clause (a) through (k) above) pursuant to which 7th Level and the 7th Level Subsidiaries will receive or pay in excess of $25,000 over the life of the contract; and

         (m) any other material agreements, Contracts and commitments whether or not entered into in the ordinary course of business.

Except as set forth in Section 3.15 of the 7th Level Disclosure Schedule, neither 7th Level, any 7th Level Subsidiary nor, to the knowledge of 7th Level, any other party thereto, is in material breach of or in material default under any 7th Level Material Contract. Each such 7th Level Material Contract is in full force and effect, and is a legal, valid and binding obligation of 7th Level and/or the applicable 7th Level Subsidiaries and, to the knowledge of 7th Level, each of the other parties thereto, enforceable in accordance with its terms.

SECTION 3.16.  COMPLIANCE WITH LAWS.

         Except as set forth in Section 3.16 of the 7th Level Disclosure Schedule, 7th Level and the 7th Level Subsidiaries are in compliance with all Applicable Laws and all Orders of, and agreements with, any Governmental Authority applicable to 7th Level, any 7th Level Subsidiary or any of their respective assets, except for laws the violation of which, individually or in the aggregate, would not have a 7th Level Material Adverse Effect. Except as set forth in Section 3.16 of the 7th Level Disclosure Schedule, 7th Level and the 7th Level Subsidiaries have all permits, certificates, licenses, approvals and other authorizations required under Applicable Laws or necessary in connection with the conduct of their businesses, except where the failure to hold such permit, certificate, license, approval or authorization would not, individually or in aggregate, have a 7th Level Material Adverse Effect.

SECTION 3.17.  INSURANCE.

         Except as set forth in Section 3.17 of the 7th Level Disclosure Schedule, 7th Level and the 7th Level Subsidiaries maintain policies of fire and casualty, liability and other forms of insurance in such amounts, with such deductibles and retained amounts, and against such risks and losses, as are, in the reasonable judgment of 7th Level, reasonable for the conduct of their businesses and their assets. Section 3.17 of the 7th Level Disclosure Schedule sets forth a list of such insurance policies, to 7th Level's knowledge, based on a report by 7th Level's insurance broker, as are in full force and effect as of the date of this Agreement, which policies 7th Level shall maintain in full force and effect during the period from the date of this Agreement through the Closing Date.

SECTION 3.18.  LABOR MATTERS.

         Except as set forth in Section 3.18 of the 7th Level Disclosure Schedule, (a) 7th Level and the 7th Level Subsidiaries are in substantial compliance with all Applicable Laws regarding employment and employment practices, (b) there is no unfair labor practice charge or complaint against 7th Level nor any 7th Level Subsidiary pending before the National Labor Relations Board nor is there any material grievance nor any material arbitration proceeding arising out of or under collective bargaining agreements pending or, to 7th Level's knowledge, threatened with respect to the businesses of 7th Level and the 7th Level Subsidiaries, (c) there is no labor strike, slowdown, work stoppage or lockout in effect, or, to the knowledge of 7th Level, threatened against or otherwise affecting 7th Level or any 7th Level Subsidiary, and 7th Level and the 7th Level Subsidiaries have not experienced any such labor controversy within the past five years, (d) there is no material charge or complaint pending or, to 7th Level's knowledge, threatened against 7th Level or any 7th Level Subsidiary before the Equal Employment Opportunity Commission, the Office of Federal Contract Compliance Programs or any similar state, local or foreign agency responsible for the prevention of unlawful employment practices,
(e) neither 7th Level nor any 7th Level Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices, (f) 7th Level and the

7th Level Subsidiaries will not have any material liability under any benefit or severance policy, practice, agreement, plan, or program which exists or arises, or may be deemed to exist or arise, under any Applicable Law or otherwise, as a result of the transactions contemplated hereunder, (g) neither 7th Level nor any 7th Level Subsidiary is a party to any collective bargaining agreement, and (h) 7th Level and the 7th Level Subsidiaries are in compliance with its obligations pursuant to the WARN Act, and, except as would not have a 7th Level Material Adverse Effect, all other notification and bargaining obligations arising under any collective bargaining agreement, statute or otherwise. To the knowledge of 7th Level, neither 7th Level nor any 7th Level Subsidiary has received written notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of employment laws to conduct an investigation of or relating to 7th Level or any 7th Level Subsidiary, and no such investigation is in progress.

SECTION 3.19.  ENVIRONMENTAL MATTERS.

         Except as set forth in Section 3.19 of the 7th Level Disclosure Schedule, (i) neither 7th Level nor any 7th Level Subsidiary has, as of the date hereof, received any written notice alleging the material violation of, or any material actual or potential liability relating to, any applicable federal, state or local statutes, laws, regulations, rules, decrees, orders, judgments, ordinances, or common law related to the protection of human health or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, the Emergency Planning and Community Right-To-Know Act, the Solid Waste Disposal Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Water Pollution Control Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, and the Occupational Safety and Health Act, each as amended and supplemented, and any regulations promulgated pursuant to such laws, and any similar state or local statutes or regulations (collectively, the "Environmental Laws"), which violation has not been resolved and, to the knowledge of 7th Level, no such notice is threatened or otherwise expected; (ii) 7th Level and the 7th Level Subsidiaries are and have been in material compliance with all applicable Environmental Laws and, to the knowledge of 7th Level, there is no condition that would likely prevent or materially interfere with such compliance in the future; (iii) 7th Level and the 7th Level Subsidiaries have obtained and are and have been in material compliance with all required governmental environmental permits, registrations and authorizations with respect to the businesses of 7th Level and the 7th Level Subsidiaries; (iv) no hazardous waste, substance, material, or chemical, including, without limitation, petroleum and petroleum products, asbestos and any other material regulated under, or that can result in liability under, applicable Environmental Laws ("Hazardous Substances"), has been transported, stored, treated or disposed of by 7th Level or any 7th Level Subsidiary on the real estate owned, operated or otherwise used by 7th Level or any 7th Level Subsidiary or at any other location, except as would not result in material liability under any applicable Environmental Laws; (v) neither 7th Level nor any 7th Level Subsidiary has assumed, contractually or by operation of law, any liabilities, potential liabilities or obligations of any other person or entity under any applicable Environmental Laws; (vi) neither 7th Level nor any 7th Level Subsidiary has entered into, agreed to, or is subject to any judgment, decree, order or other similar requirement of any governmental authority under any

Environmental Laws; (vii) to 7th Level's knowledge, there are no (w) underground or aboveground storage tanks, (x) surface impoundments, (y) landfills or (z) sewer or septic systems currently present at or about any of the properties or facilities currently or formerly owned, operated or otherwise used by 7th Level or any 7th Level Subsidiary that would be reasonably likely to result in material liability to 7th Level or any 7th Level Subsidiary under any applicable Environmental Laws; and (viii) to 7th Level's knowledge, there are no actions, activities, events, conditions or circumstances occurring or, existing during the time of 7th Level's or any 7th Level Subsidiary's operations and ownership of its properties or prior to such time, including without limitation the release, threatened release, emission, discharge, generation, treatment, storage or disposal of Hazardous Substances, that would be reasonably likely to result in any material liability or obligation of 7th Level or any 7th Level Subsidiary under or relating to any Environmental Laws, except, in each case, which would not be reasonably likely to have a 7th Level Material Adverse Effect.

SECTION 3.20.  TRANSACTIONS WITH AFFILIATES.

         Except as disclosed in Section 3.15 or 3.20 of the 7th Level Disclosure Schedule there are no Contracts, agreements or arrangements between 7th Level (or the 7th Level Subsidiaries) and any officer, director or affiliate of 7th Level (or the 7th Level Subsidiaries) or beneficial owner of 10% or more of the 7th Level Common Stock.

SECTION 3.21.  BROKERS.

         No broker, finder or financial advisor or other person is entitled to any brokerage fees, commissions, finders' fees or financial advisory fees in connection with the transactions contemplated hereby by reason of any action taken by 7th Level or any of their respective directors, officers, employees, representatives or agents, except for the fees and expenses set forth in Section
3.21 of the 7th Level Disclosure Schedule.

SECTION 3.22.  CERTAIN AGREEMENTS.

         Neither 7th Level nor any 7th Level Subsidiary is a party to any: (i) agreement with any director, officer or other employee of 7th Level or any 7th Level Subsidiary, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving 7th Level of the nature contemplated by this Agreement; or (ii) agreement or plan (including 7th Level Plans), any of the benefits of or rights under which will be increased, or the vesting or payment of the benefits of or rights under which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

SECTION 3.23.  ABSENCE OF CERTAIN COMMERCIAL PRACTICES.

         Neither 7th Level nor any of 7th Level Subsidiary, nor, to the knowledge of 7th Level, any director, officer, agent, employee or other person acting on behalf of 7th Level or any 7th Level Subsidiary, has: (i) given or agreed to give any gift or similar benefit of more than nominal value to any customer, supplier, or governmental employee or official or any other person who is or may be in a position to help or hinder 7th Level or any 7th Level Subsidiary or assist 7th Level or any 7th Level Subsidiary in connection with any proposed transaction, which gift or similar benefit, if not given in the past, might have materially and adversely affected the business or prospects of 7th Level or any 7th Level Subsidiary, or which, if not continued in the future, might materially and adversely affect the business or prospects of 7th Level or any 7th Level Subsidiary; or (ii) used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of
Section 30A of the Exchange Act. Neither 7th Level nor any 7th Level Subsidiary, nor, to the knowledge of 7th Level, any director, officer, agent, employee or other person acting on behalf of 7th Level or any 7th Level Subsidiary, has accepted or received any unlawful contributions, payments, gifts or expenditures.

SECTION 3.24.  YEAR 2000 ISSUES.

         (a) Any failure of any of the software, computers, network equipment, technical infrastructure, production equipment and other equipment and systems that are material to the operation of 7th Level or any 7th Level Subsidiary and that rely on, utilize or perform date or time processing ("System") to be Year 2000 Compliant will not cause a 7th Level Material Adverse Effect except as set forth in Section 3.24 of the 7th Level Disclosure Schedule.

         (b) "Year 2000 Compliant" means a System will at all times: (i) consistently and accurately handle and process date and time information and data values before, during and after January 1, 2000, including but not limited to accepting date input, providing date output, and performing calculations on or utilizing dates or portions of dates; (ii) function accurately and in accordance with its specifications without interruption, abnormal endings, degradation, change in operation or other impact, or disruption of other Systems, resulting from processing date or time data with values, before, during and after January 1, 2000; (iii) respond to and process two-digit input in a way that resolves any ambiguity as to century; and (iv) store and provide output of the date information in ways that are unambiguous as to century.

SECTION 3.25.  BOOKS AND RECORDS.

         The books of account, minute books, stock record books and other records of 7th Level and the 7th Level Subsidiaries, all of which have been made available to Panmedia, are complete and correct in all material respects and have been maintained in accordance with sound business practices in all material respects.


                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PANMEDIA

         Except as set forth in the disclosure schedule delivered by Panmedia and the Stockholders to 7th Level prior to the execution of this Agreement (the "Panmedia Disclosure Schedule"), Panmedia and the Stockholders, jointly and severally, represent and warrant to 7th Level as follows:

SECTION 4.01.  ORGANIZATION OF PANMEDIA; AUTHORITY.

         Panmedia is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and corporate authority to enter into this Agreement, to consummate the transactions contemplated hereby, to own, lease and operate its properties and to conduct its business. The execution, delivery and performance by Panmedia of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Panmedia. This Agreement has been duly executed and delivered by Panmedia and, assuming that this Agreement constitutes a valid and binding obligation of 7th Level and Acquisition Corporation, constitutes a valid and binding obligation of Panmedia, enforceable against Panmedia in accordance with its terms, except as may be limited by (i) bankruptcy, reorganization, moratorium, fraudulent conveyance and insolvency laws and by other laws affecting the rights of creditors generally, (ii) the availability of equitable remedies and (iii) with respect to enforcement of rights to indemnity and contribution hereunder, federal or state securities laws or principles of public policy. Except as set forth in Section 4.01 of the Panmedia Disclosure Schedule, Panmedia is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to obtain such qualification or license would not, individually or in the aggregate, have a Panmedia Material Adverse Effect (as defined in Section 4.07). Panmedia has heretofore delivered or made available to 7th Level complete and correct copies of the articles of incorporation and by-laws of Panmedia, the minute books and stock transfer records of Panmedia, as in effect as of the date of this Agreement.

SECTION 4.02.  CAPITALIZATION.

         (a) The authorized capital stock of Panmedia consists of 2,000,000 shares of Panmedia Common Stock (the "Panmedia Capital Stock"), of which only 1,000 shares of Panmedia Common Stock are outstanding on the date hereof. No other shares of any other class or series of Panmedia Capital Stock or securities exercisable or convertible into or exchangeable for Panmedia Capital Stock ("Panmedia Capital Stock Equivalents") are authorized, issued or outstanding. The outstanding shares of Panmedia Capital Stock have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of, and are not subject to, any preemptive, subscription or similar rights. Except as set forth in Section 4.02(a) of the Panmedia Disclosure Schedule, there are no outstanding warrants, options, subscriptions, calls, rights, agreements, convertible or exchangeable securities or other commitments or arrangements relating to the issuance, sale, purchase, return or redemption, and, to Panmedia's knowledge, voting or transfer of any shares, whether issued or unissued, of Panmedia Capital Stock, Panmedia Capital Stock Equivalents or other securities of Panmedia.

         (b) The Stockholders are the only record and beneficial owners ("Owners") of Panmedia Capital Stock. Their respective ownership amounts are disclosed in Section 4.02(b) of the Panmedia Disclosure Schedule. The Stockholders are each Accredited Investors. The residence address of each Stockholder is as set forth opposite such Stockholder's name in Section 4.02(b) of the Panmedia Disclosure Schedule.

SECTION 4.03.  SUBSIDIARIES.

         Section 4.03 of the Panmedia Disclosure Schedule contains a list of the name of each subsidiary of Panmedia (each such corporation, partnership or other entity being referred to herein as a "Panmedia Subsidiary"). Section 4.03 of the Panmedia Disclosure Schedule sets forth, with respect to each Panmedia Subsidiary, its type of entity, the jurisdiction of its organization, its authorized and outstanding capital stock, partnership interests or equivalent ownership interests and Panmedia's current ownership of such shares or interests. Except as set forth in Section 4.03 of the Panmedia Disclosure Schedule, each of the outstanding shares of capital stock of each of the Panmedia Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by Panmedia or another Panmedia Subsidiary free and clear of all Liens and were not issued in violation of, nor subject to, any preemptive, subscription or similar rights. Except as set forth in Section 4.03 of the Panmedia Disclosure Schedule, there are no outstanding warrants, options, subscriptions, calls, rights, agreements, convertible or exchangeable securities or other commitments or arrangements relating to the issuance, sale, purchase, return or redemption, voting or transfer of any shares, whether issued or unissued, of Panmedia Capital Stock, Panmedia Capital Stock Equivalents or other securities of any Panmedia Subsidiary. Except as set forth in Section 4.03 of the Panmedia Disclosure Schedule, Panmedia and the Panmedia Subsidiaries do not own any equity interests in any person. Each Panmedia Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate its properties and to conduct its business.

SECTION 4.04.  NO VIOLATION; CONSENTS AND APPROVALS.

         Except as set forth in Section 4.04 of the Panmedia Disclosure Schedule, the execution and delivery by Panmedia of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof conflict with, or result in any violation of or default (or an event which, with notice or lapse of time or both, would constitute a default) under, (a) any provision of the articles of incorporation or by-laws of Panmedia, (b) any Order or Applicable Law applicable to Panmedia or any Panmedia Subsidiary or the property or assets of Panmedia or any Panmedia Subsidiary, or
(c) give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Lien upon any of the properties of Panmedia or any Panmedia Subsidiary under, any Contracts to which Panmedia or any Panmedia Subsidiary is a party or by which Panmedia or any Panmedia Subsidiary or any assets of Panmedia or any Panmedia Subsidiary may be bound, except in the case of clauses (b) and (c), for such conflicts, violations or defaults as to which requisite waivers or consents will have been obtained prior to the Closing or which, individually or in the aggregate, would not have a Panmedia Material Adverse Effect. Except as set forth in Section 4.04 of the Panmedia Disclosure Schedule, no Governmental Approval of any Governmental Authority is required to be obtained or made by or with respect to Panmedia or any Panmedia Subsidiary in connection with the execution and delivery of this Agreement or the consummation by Panmedia of the transactions contemplated hereby, except where the failure to obtain such Governmental Approval would not, individually or in the aggregate, have a Panmedia Material Adverse Effect.

SECTION 4.05.  PANMEDIA DISCLOSURE.

         No representations or warranties made by Panmedia in the Transaction Documents, the Panmedia Disclosure Schedule or the information related to Panmedia's web site attached hereto as EXHIBIT H contains or will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

SECTION 4.06.  FINANCIAL STATEMENTS.

         Except as set forth in Section 4.06 of the Panmedia Disclosure Schedule, (i) the information supplied by the Stockholders to their accountants to prepare their 1996, 1997 and 1998 Schedule C on Form 1040 (the "Schedule C's") was accurate in all material respects and, to Panmedia's and the Stockholders' knowledge, the Schedule C's are accurate in all material respects for Tax purposes, (ii) Panmedia's cash accounts consist solely of the Charles Schwab account (No. SR 6899-4844) and West America account (No. 506-36662-4),
(iii) as of April 23, 1999, Panmedia had project commitments of approximately $350,000 (the "Project Commitments"), and, to Panmedia's knowledge, there are no material defaults by third parties under the Project Commitments, and (iv) as of the date hereof, to Panmedia's knowledge, Panmedia does not have an obligation to make payments to third parties exceeding $100,000 in the aggregate, which amount shall exclude any current payroll expense, accrued vacation expense, legal fees related to this Agreement and the transaction contemplated hereby, real property lease payments related to the 350 Gate Five Road, Sausalito, California property, and capital lease payments related to the leases set forth in the Panmedia Disclosure Schedule.

SECTION 4.07.  ABSENCE OF CERTAIN CHANGES OR EVENTS.

         Except as set forth in Section 4.07 of the Panmedia Disclosure Schedule or for the transactions contemplated by this Agreement, during the period from December 31, 1998 to the date of this Agreement, (i) Panmedia and the Panmedia Subsidiaries have operated their businesses solely in the ordinary course of business consistent with past practices, and (ii) without limiting the generality of clause (i), neither Panmedia nor any Panmedia Subsidiary has:

         (a) created, incurred, assumed or guaranteed any indebtedness for borrowed money (including, without limitation, obligations in respect of capital leases), other than borrowings and issuances of letters of credit in the ordinary course of business and consistent with past practice;

         (b) issued, sold or delivered, redeemed or purchased, any shares of Panmedia Capital Stock or any Panmedia Capital Stock Equivalents, or granted or entered into any options, warrants, rights, agreements or commitments with respect to the issuance of Panmedia Capital Stock or Panmedia Capital Stock Equivalents, or amended any terms of any such securities or agreements;

         (c) declared, set aside or paid any dividends or other distributions in respect of Panmedia Capital Stock;

         (d) increased the rate of compensation or benefits of, or paid or agreed to pay any benefit to (including, but not limited to severance or termination pay), present or former directors, officers or employees, except as may be required by any existing Panmedia Plan (as defined in Section 4.13), agreement or arrangement disclosed to 7th Level prior to the date hereof or to employees who are not officers in accordance with Panmedia's ordinary course of business consistent with past practice;

         (e) entered into, adopted, terminated or amended any Panmedia Plan, employment or severance agreement or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Panmedia Plan if it were in existence as of the date of this Agreement, except as required by law;

         (f) sold, leased, transferred, or otherwise disposed of any properties or assets, real, personal or mixed, which have an aggregate book value in excess of $25,000 or mortgaged or encumbered any properties or assets, whether real or personal, which have an aggregate book value in excess of $25,000;

         (g) acquired or agreed to acquire by merging or consolidating with, or by purchasing the stock or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquired or agreed to acquire any assets which are material, individually or in the aggregate, to Panmedia and the Panmedia Subsidiaries;

         (h) entered into, modified, amended or terminated any lease of Panmedia Real Property (as defined in Section 4.10) (except modifications or amendments in connection with renewals of leases in the ordinary course of business) or any other Panmedia Material Contract

(as defined in Section 4.15);

         (i) waived or released any rights of material value, or canceled, compromised, released or assigned any material indebtedness owed to it or any material claims held by it;

         (j) canceled or terminated any insurance policy naming it as a beneficiary or a loss payable payee without obtaining comparable substitute insurance coverage;

         (k) effectuated a "plant closing" or "mass layoff" (as those terms are defined under the WARN Act) affecting in whole or in part any site of employment, facility, operating unit or employees of Panmedia or any Panmedia Subsidiary;

         (l)      amended its articles of incorporation or by-laws;

         (m) changed any of its accounting principles, methods or practices; or

         (n) agreed, whether in writing or otherwise, to do any of the foregoing; and

(iii) there have occurred no changes or events which, individually or in the aggregate, would have a Panmedia Material Adverse Effect. As used in this Agreement, any reference to any event, change or effect having a "Panmedia Material Adverse Effect" means such event, change or effect, individually or in the aggregate with other events, changes or effects, is materially adverse to
(a) the business, properties, financial condition or results of operations of Panmedia and the Panmedia Subsidiaries taken as a whole or (b) the ability of Panmedia and 7th Level to consummate the transactions contemplated hereby.

SECTION 4.08.  [Intentionally left blank.]


SECTION 4.09.  PERSONAL PROPERTY.

         (a) Except as set forth in Section 4.09(a) of the Panmedia Disclosure Schedule, Panmedia and the Panmedia Subsidiaries have good and valid title to all of their Personal Property, in each case, free and clear of all Liens, imperfections of title or encumbrances of any nature whatsoever, other than Permitted Liens.

         (b) Except as set forth in Section 4.09(b) of the Panmedia Disclosure Schedule, all material tangible items of Personal Property necessary for the operation or conduct of the businesses of Panmedia and the Panmedia Subsidiaries as currently conducted are in reasonably good maintenance, operating condition and repair, normal wear and tear excepted, other than machinery and equipment under repair or out of service in the ordinary course of business.

SECTION 4.10.  REAL PROPERTY.

         (a) As used in this Agreement, the term "Panmedia Real Property" shall mean all real property and interests in real property leased or subleased by Panmedia or any Panmedia Subsidiary. Section 4.10(a) of the Panmedia Disclosure Schedule lists all Panmedia Real Property. Panmedia owns no real property. Except as set forth in Section 4.10(a) of the Panmedia Disclosure Schedule, the Panmedia Real Property constitutes all of the real property and interests in real property used in the conduct of the businesses of Panmedia and the Panmedia Subsidiaries.

         (b) As used in this Agreement, the term "Panmedia Real Estate Permitted Liens" shall mean:

                  (i) All building codes and zoning ordinances and other laws, ordinances, regulations, rules, orders or determinations of any federal, state, county, municipal or other governmental authority heretofore, now or hereafter enacted, made or issued by any such governmental authority affecting the Panmedia Real Property;

                  (ii) All easements, rights-of-way, covenants, conditions, restrictions, reservations, licenses, agreements and other similar matters which do not impair the use of the Panmedia Real Property to which they relate;

                  (iii) All electric power, telephone, gas, sanitary sewer, storm sewer, water, steam, compressed air and other utility lines, pipelines, service lines and similar facilities now located on, over or under the Panmedia Real Property, and all licenses, easements, flowage rights, rights-of-way and other similar agreements relating thereto granted in the ordinary course of business; and

                  (iv) All existing public and private roads and the streets (whether dedicated or undedicated), and all railroad lines and rights-of-way affecting the Panmedia Real Property.

         (c) Except as set forth in Section 4.10(c) of the Panmedia Disclosure Schedule, Panmedia and the Panmedia Subsidiaries have valid leasehold interests in all Panmedia Real Property leased by them, in each case, free and clear of all mortgages, Liens, security interests, easements, covenants, rights-of-way and other encumbrances or restrictions of any nature created by Panmedia, except for Permitted Liens and Panmedia Real Estate Permitted Liens which, individually or in the aggregate, would not have a Panmedia Material Adverse Effect.

         (d) To Panmedia's knowledge and except as set forth in Section 4.10(d) of the Panmedia Disclosure Schedule, there are no pending or, to the knowledge of Panmedia, threatened actions or proceedings (including condemnation, eminent domain and foreclosure) which could affect any of the Panmedia Real Property. Panmedia has not violated, and, to the knowledge of Panmedia, there is no violation of, any Applicable Law affecting the Panmedia Real Property.

         (e) To Panmedia's knowledge and except as set forth in Section 4.10(e) of the Panmedia Disclosure Schedule, all of the Panmedia Real Property is occupied under a valid and current certificate of occupancy or similar permit, the transactions contemplated by this Agreement will not require the issuance of any new or amended certificate of occupancy and there are no facts which would prevent the Panmedia Real Property from being occupied after the Closing Date in the same manner as before.

         (f) To Panmedia's knowledge and except as set forth in Section 4.10(f) of the Panmedia Disclosure Schedule, the buildings, fixtures and all improvements on the Panmedia Real Property were constructed in compliance with all applicable federal, state, local or foreign statutes, laws, ordinances, regulations, rules, codes, orders or requirements (including, but not limited to, any building, zoning or environmental laws or codes) affecting such property, except where the failure to be in compliance would not, individually or in the aggregate, impair the value or interfere with the present use of such Panmedia Real Property or otherwise impair business operations.

         (g) To Panmedia's knowledge and except as set forth in Section 4.10(g) of the Panmedia Disclosure Schedule, the buildings, fixtures and all improvements on the Panmedia Real Property and the present use and conditions thereof do not violate any applicable deed restrictions or other applicable covenants, restrictions, agreements, existing site plan approvals, zoning or subdivision regulations or urban redevelopment plans as modified by any duly issued variances, and no permits, licenses or certificates pertaining to the ownership or operation of all improvements on the Panmedia Real Property, other than those which are transferable with the Panmedia Real Property, are required by any governmental agency having jurisdiction over the Panmedia Real Property.

         (h) To Panmedia's knowledge and except as set forth in Section 4.10(h) of the Panmedia Disclosure Schedule, the buildings, fixtures and all improvements on the Panmedia Real Property are structurally sound in all material respects and in reasonably good maintenance and repair, normal wear and tear excepted.

         (i) Schedule 4.10(i) of the Panmedia Disclosure Schedule sets forth, as of the date hereof, an accurate, correct and complete list (including the name of the landlord, term, security deposit (if any) and annual rent) of each lease, sublease or other arrangement pursuant to which Panmedia leases or subleases Panmedia Real Property (the "Panmedia Leased Premises"), and Panmedia have heretofore made available to 7th Level a complete and accurate copy of each such lease and sublease. Unless otherwise noted in Schedule 4.10(i) of the Panmedia Disclosure Schedule, Panmedia is the sole lessee or sublessee under each of the leases and subleases listed in Schedule 4.10(i) of the Panmedia Disclosure Schedule. To the knowledge of Panmedia, to the extent that it would be responsible for repairing any structural defects to any Panmedia Leased Premises under any Panmedia Lease (as defined below), such Panmedia Leased Premises are structurally sound with no patent or latent defects and are in good operating condition and repair adequate for current use; are suitable for the purposes for which they are presently being used and are adequate to meet all present and reasonably anticipated future requirements of the business of Panmedia, as currently conducted; and none of such Panmedia Leased Premises are in need of maintenance or repairs except for ordinary, routine maintenance and repairs which are not material in nature or cost. Panmedia is in peaceable possession of the premises covered by the Panmedia Leased Premises.

         (j) Each of the Panmedia Real Property leases and subleases (and leases underlying such subleases) set forth in Schedule 4.10(i) of the Panmedia Disclosure Schedule (the "Panmedia Leases") is in full force and effect, has not been further supplemented, amended or modified, and contains no terms other than the terms contained in the copies heretofore delivered or made available to 7th Level or made available to 7th Level at Panmedia's offices. Panmedia has complied, in all material respects, with or provided for all material commitments, liabilities and obligations on its part to be performed or observed under each Panmedia Lease (including, without limitation, payment in full or accrual of all amounts due thereunder). To the knowledge of Panmedia, each party to each Panmedia Lease other than Panmedia has complied, in all material respects with or provided for all material commitments, liabilities and obligations on its part to be performed or observed thereunder. Panmedia has not received any written notice of a default, offset or counterclaim by or against it under any Panmedia Lease that remains pending and to Panmedia's knowledge, no event or condition (including, without limitation, the execution and delivery of this Agreement and the transactions contemplated hereunder) exists which constitutes or would constitute a default by it or, to its knowledge, of any other person or, after notice or lapse of time or both, would constitute a default under any Panmedia Lease. Except as set forth in Schedule 4.10(i) of the Panmedia Disclosure Schedule, the consummation of the transactions contemplated hereby will not be considered an assignment of any of the Panmedia Leases (requiring the consent or approval by another person) and shall not constitute a default under any of the Panmedia Leases.

         (k) To the knowledge of Panmedia, there are no defaults by the landlords under any of the Panmedia Leases and such landlords have performed all of their obligations thereunder to the extent that such performance was to be completed heretofore. Panmedia has not waived any obligation of any such landlord or any right under any of the Panmedia Leases, except as set forth in any written agreement disclosed to 7th Level together with the applicable leases and subleases.

SECTION 4.11.  INTELLECTUAL PROPERTY.

         (a) Section 4.11(a) of the Panmedia Disclosure Schedule sets forth a complete list of all Industrial Property owned, filed or licensed by Panmedia or any Panmedia Subsidiary and, with respect to registered trademarks, all jurisdictions in which such trademarks are registered.

         (b) Except as set forth in Section 4.11(b) of the Panmedia Disclosure Schedule, (i) the consummation of the transactions contemplated by this Agreement will not materially impair any right to use any of its Intellectual Property, (ii) except as would not have a Panmedia Material

Adverse Effect, all Intellectual Property owned by Panmedia or any Panmedia Subsidiary is owned by Panmedia or such Panmedia Subsidiary free and clear of all Liens, (iii) except as would not have a Panmedia Material Adverse Effect, Panmedia and the Panmedia Subsidiaries own or have the right to use all of the Intellectual Property used in the conduct of their businesses, and (iv) no claims have been asserted of which Panmedia or any Panmedia Subsidiary has been given written notice by any person with respect to the ownership or use by Panmedia or any Panmedia Subsidiary of the Intellectual Property, except those claims (if any) which, if adversely determined, would not have a Panmedia Material Adverse Effect.

SECTION 4.12.  LITIGATION.

         Except as set forth in Section 4.12 of the Panmedia Disclosure Schedule, there are no claims, actions, suits, investigations or proceedings pending, or, to the knowledge of Panmedia, threatened in writing against or affecting Panmedia, any Panmedia Subsidiary or their respective assets, at law or in equity, by or before any Governmental Authority, or by or on behalf of any third party, which, if adversely determined, would have a Panmedia Material Adverse Effect. Except as set forth in Section 4.12 of the Panmedia Disclosure Schedule, Panmedia has not received any notice that Panmedia, any Panmedia Subsidiary or any of their respective assets is subject to any material decree, order or judgment.

SECTION 4.13.  EMPLOYEE BENEFIT PLANS.

         (a) Section 4.13(a) of the Panmedia Disclosure Schedule sets forth an accurate and complete list of each bonus, incentive compensation, deferred compensation, excess benefit, pension, retirement, profit sharing, stock bonus, thrift, stock option, stock ownership, stock appreciation right, stock purchase, foreign employee benefit, cafeteria, life insurance, survivor or death benefit, sickness or accident, business travel accident, health, medical, dental, vision, hospitalization, savings, holiday, vacation, salary continuation, severance pay, change of control payments, sick pay, leave of absence, disability, tuition reimbursement, service award, dependent care assistance, legal assistance, fringe benefit (cash and non-cash) or any other employee or executive benefit plan, contract, agreement, practice, policy or arrangement, including, without limitation, any such plan, contract, agreement, practice, policy or arrangement which is an "employee benefit plan" as defined in Section 3(3) of ERISA, which benefits, covers or relates to any current or former employee, director, consultant, independent contractor, or officer of Panmedia or any Panmedia Subsidiary (each such plan, contract, agreement, practice, policy or arrangement is hereinafter referred to individually as a "Panmedia Plan" and collectively as the "Panmedia Plans").

         (b) With respect to each Panmedia Plan, Panmedia has delivered to 7th Level a current, accurate and complete copy of such plan (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable to each such plan, a copy of: (i) the plan document and (ii) any summary plan description and other written communications (or a description of any oral communications) by Panmedia or the applicable Panmedia Subsidiary to its employees concerning the extent of the benefits provided under such plan. No Panmedia Plan is in violation of its requirements to timely file any annual return in the Form 5500 series.

         (c) No Panmedia Plan is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA.

         (d) Neither Panmedia nor any Panmedia Subsidiary is contributing, or has in the past contributed to, nor incurred any liability in respect of, any multiemployer plan within the meaning of Section 3(37) of ERISA, multiple employer plan described in Section 413(c) of the Code or multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA.

         (e) Except as set forth in Section 4.13(d) of the Panmedia Disclosure Schedule, (i) each Panmedia Plan is in compliance in all material respects with the applicable requirements prescribed by all statues, orders or governmental rules or regulations currently in effect with respect to such plan, including, but not limited to, ERISA and the Code, (ii) all contributions to each Panmedia Plan (including both employee and employer contributions) which are required to have been made, whether by virtue of the terms of the particular plan or by operation of law, have been made by the due date thereof (including all applicable extensions), and all contributions to the Panmedia Plans which are not yet due but which relate to periods which began prior to the Closing Date have either been paid or have been appropriately reflected by Panmedia as an accrued liability in its financial statements, (iii) no material Taxes (as hereinafter defined) have been imposed under Section 4975 or 4976 of the Code with respect to any Panmedia Plan, and (iv) no governmental agency, including the IRS or the Department of Labor, has initiated an examination or audit, or, to the knowledge of Panmedia or any Panmedia Subsidiary, an investigation of a Panmedia Plan which has not been completed.

         (f) There are no claims, suits or actions pending or, to the knowledge of Panmedia or any Panmedia Subsidiary, threatened by or on behalf of any of the Panmedia Plans, by any employee or beneficiary covered under any such Panmedia Plan, or otherwise involving any such Panmedia Plan (other than routine claims for benefits).

         (g) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not cause any payment (whether of severance pay or otherwise) not otherwise due from becoming due from any of the Panmedia Plans, or from Panmedia or any Panmedia Subsidiary with respect to any of the Panmedia Plans, to any individual, or cause the vesting, acceleration or payment, or in the increase in the amount of, any benefit payable under any of the Panmedia Plans to any individual.

         (h) Any hospital, medical, dental, vision, sickness or accident, survivor or death benefit, disability or similar benefit coverage provided under any Panmedia Plan is provided solely through insurance policies, and in addition
(i) no Panmedia Plan provides for hospital, medical, death, survivor or any other welfare benefit for retired or former employees, officers, directors, consultants or independent contractors, except as required by applicable law, and

(ii) no Panmedia Plan is an unfunded plan of deferred compensation.

         (i) No entity (other than Panmedia or any Panmedia Subsidiary), which is treated as a single employer with Panmedia or any Panmedia Subsidiary under Section 414(b),(c),(m), or (o) of the Code, sponsors, maintains or contributes to any employee benefit plan with respect to which any material liability (other than for routine contributions or benefit payments), penalty or tax has been incurred, or with respect to which any Lien has been imposed.

SECTION 4.14.  TAXES.

         (a)      Except as set forth in Section 4.14 of the Panmedia Disclosure
Schedule:

                  (i) Panmedia or one of its affiliates has accurately prepared and timely filed (after giving effect to applicable extensions) with the appropriate taxing authorities all material Tax Returns required to be filed by or with respect to Panmedia under all applicable laws and the Panmedia Subsidiaries and such Tax Returns are true, correct and complete in all material respects;

                  (ii) Panmedia or one of its affiliates has properly and fully paid or made adequate provision in the Panmedia Financial Statements in accordance with GAAP for the payment of all Taxes of Panmedia and the Panmedia Subsidiaries shown to be due on such Tax Returns or that are otherwise required to be paid by Panmedia or any Panmedia Subsidiary in the case of Taxes payable or anticipated to be payable on account of the operations, acts or omissions of Panmedia and all Panmedia Subsidiaries for any and all periods through the date of reference;

                  (iii) no waivers of statutes of limitation have been given or requested with respect to Panmedia or any Panmedia Subsidiary in connection with any Tax Returns covering Panmedia or any Panmedia Subsidiary with respect to any Taxes payable by them;

                  (iv) Panmedia has or has caused to be duly and timely withheld and has paid over in a proper manner to the appropriate taxing authorities all Taxes required to be so withheld and paid over for all periods under all Applicable Laws;

                  (v) neither Panmedia nor any Panmedia Subsidiary is a party to any tax sharing or similar agreement or arrangement pursuant to which it will have any obligation to make any payments after the Closing other than to Panmedia or any Panmedia Subsidiary and neither Panmedia nor any Panmedia Subsidiary could be liable for the Taxes of any other person (other than Panmedia or a Panmedia Subsidiary) as a "transferee" within the meaning of
Section 6901 of the Code, by reason of Treasury Regulation Section 1.1502-6 or any provision of state, local or foreign law, as a successor, by contract or otherwise;

                  (vi) there are no Liens with respect to Taxes (except for Liens for Taxes which are not yet delinquent) upon any assets of Panmedia or any Panmedia Subsidiary;

                  (vii) all material Tax Returns filed by or on behalf of Panmedia or any Panmedia Subsidiary have been examined by the relevant taxing authorities or the statute of limitations with respect to such Tax Returns has expired and all deficiencies asserted or assessments made as a result of any examination by the IRS or any other taxing authority of the Tax Returns of or covering Panmedia or any Panmedia Subsidiary have been fully paid, and there are no unpaid deficiencies asserted or assessments made by any taxing authority for which Panmedia or any Panmedia Subsidiary may be liable;

                  (viii) neither Panmedia nor any Panmedia Subsidiary has received any written notice of deficiency or assessment or has any actual knowledge of any proposed deficiency or assessment from any federal, state, local or other taxing authority with respect to liabilities for which Panmedia or any Panmedia Subsidiary may be liable nor is any examination of any Tax Return of Panmedia or any Panmedia subsidiary being conducted by any such taxing authority and no notification of intention to examine any Tax Return has been received from any such tax authority;

                  (ix) neither Panmedia, any Panmedia Subsidiary nor any person on their respective behalf has (A) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law, or (B) agreed to or is required to make any adjustment pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by Panmedia or any Panmedia Subsidiary or has any actual knowledge that the IRS has proposed any such adjustment or change in accounting method, or has an application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the subject business or operations of Panmedia or any Panmedia Subsidiary;

                  (x) no claim has been made by any taxing jurisdiction where Panmedia does not file Tax Returns that Panmedia or any Panmedia Subsidiary is or may be subject to taxation by that jurisdiction; and

                  (xi) Panmedia has qualified as an "S corporation" within the meaning of Section 1361(a) of the Code or the equivalent under applicable state and local law in each jurisdiction in which it conducts its business or is otherwise taxable for each of its taxable years with respect to which the Internal Revenue Service or any state or local tax authority is not barred from making an assessment or levy of Taxes by operation of the relevant statue of limitation.

         (b) Panmedia has provided 7th Level with copies of: (i) all Tax Returns of Panmedia and the Panmedia Subsidiaries for all periods (including periods for which Panmedia or any Panmedia Subsidiary is or may have been a member of another consolidated, combined or unitary group) with respect to which the statute of limitations on assessment has not expired; (ii) any notices, protests or closing agreements relating to issues arising, or potentially arising, in any audit, litigation or similar proceeding with respect to the liability for Taxes of Panmedia or any Panmedia Subsidiary; (iii) any elections or disclosure of any controversial position filed by or on behalf of Panmedia or any Panmedia Subsidiary with any taxing authority (whether or not filed with any Tax Return); (iv) any letter rulings, determination letters or similar documents issued by any taxing authority with respect to Panmedia or any Panmedia Subsidiary; and (v) any Tax sharing or similar agreement or arrangement (whether or not written) to which Panmedia or any Panmedia Subsidiary is or has been a party.

SECTION 4.15.  CONTRACTS AND COMMITMENTS.

         Section 4.15 of the Panmedia Disclosure Schedule sets forth a list of all material agreements, Contracts and commitments to which Panmedia or any Panmedia Subsidiary is a party or by which Panmedia, any Panmedia Subsidiary or their respective assets are bound (each, a "Panmedia Material Contract"), including, without limitation:

         (a) agreements, contracts, commitments or arrangements involving Panmedia's Intellectual Property;

         (b) employment agreements or severance agreements or employee termination arrangements that are not terminable at will by Panmedia or a Panmedia Subsidiary without penalty;

         (c) any change of control agreements with employees of Panmedia or any Panmedia Subsidiary;

         (d) agreements, contracts, commitments or arrangements containing any covenant limiting the ability of Panmedia or any Panmedia Subsidiary to engage in any line of business or to compete with any business or person;

         (e) agreements or contracts with any officer, director or employee of (i) Panmedia or (ii) any Panmedia Subsidiary (other than employment, severance and change of control agreements covered by clause (b) or (c) above);

         (f) agreements or contracts under which Panmedia or any Panmedia Subsidiary has borrowed or loaned money, or any note, bond, indenture, mortgage, installment obligation or other evidence of indebtedness for borrowed or loaned money or any guarantee of such indebtedness, in each case, relating to amounts in excess of $25,000;

         (g) joint venture agreements or other agreements involving the sharing of profits;

         (h) leases pursuant to which personal or real property is leased to or from Panmedia or any Panmedia Subsidiary;

         (i)      powers of attorney from Panmedia or any Panmedia Subsidiary;

         (j) guaranties, suretyships or other contingent agreements of Panmedia or any Panmedia Subsidiary;

         (k) any agreement, contract, commitment or arrangement relating to capital expenditures with respect to Panmedia or any Panmedia Subsidiary and involving future payments which exceed $25,000 in any 12-month period;

         (l) any agreement, contract, commitment or arrangement relating to the acquisition of assets (other than in the ordinary course of business consistent with past practice) or any capital stock of any business enterprise;

         (m) contracts (other than those covered by clause (a) through (l) above) pursuant to which Panmedia and the Panmedia Subsidiaries will receive or pay in excess of $25,000 over the life of the contract; and

         (n) any other material agreements, Contracts and commitments whether or not entered into in the ordinary course of business.

Except as set forth in Section 4.15 of the Panmedia Disclosure Schedule, neither Panmedia, any Panmedia Subsidiary nor, to the knowledge of Panmedia, any other party thereto, is in material breach of or in material default under any Panmedia Material Contract. Each such Panmedia Material Contract is in full force and effect, and is a legal, valid and binding obligation of Panmedia and/or the applicable Panmedia Subsidiaries and, to the knowledge of Panmedia, each of the other parties thereto, enforceable in accordance with its terms.

SECTION 4.16.  COMPLIANCE WITH LAWS.

         Except as set forth in Section 4.16 of the Panmedia Disclosure Schedule, Panmedia and the Panmedia Subsidiaries are in compliance with all Applicable Laws and all Orders of, and agreements with, any Governmental Authority applicable to Panmedia, any Panmedia Subsidiary or any of their respective assets, except for laws the violation of which, individually or in the aggregate, would not have a Panmedia Material Adverse Effect. Except as set forth in Section 4.16 of the Panmedia Disclosure Schedule, Panmedia and the Panmedia Subsidiaries have all permits, certificates, licenses, approvals and other authorizations required under Applicable Laws or necessary in connection with the conduct of their businesses, except where the failure to hold such permit, certificate, license, approval or authorization would not, individually or in aggregate, have a Panmedia Material Adverse Effect.

SECTION 4.17.  INSURANCE.

         Except as set forth in Section 4.17 of the Panmedia Disclosure Schedule, Panmedia and the Panmedia Subsidiaries maintain policies of fire and casualty, liability and other forms of insurance in such amounts, with such deductibles and retained amounts, and against such risks and losses, as are, in the reasonable judgment of Panmedia, reasonable for the conduct of their businesses and their assets. Section 4.17 of the Panmedia Disclosure Schedule sets forth a list of such insurance policies, to Panmedia's knowledge, based on a report by Panmedia's insurance broker, as are in full force and effect as of the date of this Agreement, which policies Panmedia shall maintain in full force and effect during the period from the date of this Agreement through the Closing Date.

SECTION 4.18.  LABOR MATTERS.

         Except as set forth in Section 4.18 of the Panmedia Disclosure Schedule, (a) Panmedia and the Panmedia Subsidiaries are in substantial compliance with all Applicable Laws regarding employment and employment practices, (b) there is no unfair labor practice charge or complaint against Panmedia nor any Panmedia Subsidiary pending before the National Labor Relations Board nor is there any material grievance nor any material arbitration proceeding arising out of or under collective bargaining agreements pending or, to Panmedia's knowledge, threatened with respect to the businesses of Panmedia and the Panmedia Subsidiaries, (c) there is no labor strike, slowdown, work stoppage or lockout in effect, or, to the knowledge of Panmedia, threatened against or otherwise affecting Panmedia or any Panmedia Subsidiary, and Panmedia and the Panmedia Subsidiaries have not experienced any such labor controversy within the past five years, (d) there is no material charge or complaint pending or, to Panmedia's knowledge, threatened against Panmedia or any Panmedia Subsidiary before the Equal Employment Opportunity Commission, the Office of Federal Contract Compliance Programs or any similar state, local or foreign agency responsible for the prevention of unlawful employment practices, (e) neither Panmedia nor any Panmedia Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices, (f) Panmedia and the Panmedia Subsidiaries will not have any material liability under any benefit or severance policy, practice, agreement, plan, or program which exists or arises, or may be deemed to exist or arise, under any Applicable Law or otherwise, as a result of the transactions contemplated hereunder, (g) neither Panmedia nor any Panmedia Subsidiary is a party to any collective bargaining agreement, and (h) Panmedia and the Panmedia Subsidiaries are in compliance with its obligations pursuant to the WARN Act, and, except as would not have a Panmedia Material Adverse Effect, all other notification and bargaining obligations arising under any collective bargaining agreement, statute or otherwise. To the knowledge of Panmedia, neither Panmedia nor any Panmedia Subsidiary has received written notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of employment laws to conduct an investigation of or relating to Panmedia or any Panmedia Subsidiary, and no such investigation is in progress.

SECTION 4.019.  ENVIRONMENTAL MATTERS.

         Except as set forth in Section 4.19 of the Panmedia Disclosure Schedule, (i) neither Panmedia nor any Panmedia Subsidiary has, as of the date hereof, received any written notice alleging the material violation of, or any material actual or potential liability relating to, any Environmental Laws, which violation has not been resolved and, to the knowledge of Panmedia, no such notice is threatened or otherwise expected; (ii) Panmedia and the Panmedia Subsidiaries are and have been in material compliance with all applicable Environmental Laws and, to the knowledge of Panmedia, there is no condition that would likely prevent or materially interfere with such compliance in the future;
(iii) Panmedia and the Panmedia Subsidiaries have obtained and are and have been in material compliance with all required governmental environmental permits, registrations and authorizations with respect to the businesses of Panmedia and the Panmedia Subsidiaries; (iv) no Hazardous Substance has been transported, stored, treated or disposed of by Panmedia or any Panmedia Subsidiary on the real estate owned, operated or otherwise used by Panmedia or any Panmedia Subsidiary or at any other location, except as would not result in material liability under any applicable Environmental Laws; (v) neither Panmedia nor any Panmedia Subsidiary has assumed, contractually or by operation of law, any liabilities, potential liabilities or obligations of any other person or entity under any applicable Environmental Laws; (vi) neither Panmedia nor any Panmedia Subsidiary has entered into, agreed to, or is subject to any judgment, decree, order or other similar requirement of any governmental authority under any Environmental Laws; (vii) to Panmedia's knowledge, there are no (w) underground or aboveground storage tanks, (x) surface impoundments, (y) landfills or (z) sewer or septic systems currently present at or about any of the properties or facilities currently or, to the knowledge of Panmedia, formerly owned, operated or otherwise used by Panmedia or any Panmedia Subsidiary that would be reasonably likely to result in material liability to Panmedia or any Panmedia Subsidiary under any applicable Environmental Laws; and (viii) to Panmedia's knowledge, there are no actions, activities, events, conditions or circumstances occurring or, to the knowledge of Panmedia, existing during the time of Panmedia's or any Panmedia Subsidiary's operations and ownership of its properties or, to the knowledge of Panmedia, prior to such time, including without limitation the release, threatened release, emission, discharge, generation, treatment, storage or disposal of Hazardous Substances, that would be reasonably likely to result in any material liability or obligation of Panmedia or any Panmedia Subsidiary under or relating to any Environmental Laws except, in each case, which would not be reasonably likely to have a Panmedia Material Adverse Effect.

SECTION 4.20.  TRANSACTIONS WITH AFFILIATES.

         Except as disclosed in Section 4.15 or 4.20 of the Panmedia Disclosure Schedule there are no Contracts, agreements or arrangements between Panmedia (or the Panmedia Subsidiaries) and any officer, director or affiliate of Panmedia (or the Panmedia Subsidiaries) or beneficial owner of 10% or more of the Panmedia Common Stock.

SECTION 4.21.  BROKERS.

         No broker, finder or financial advisor or other person is entitled to any brokerage fees, commissions, finders' fees or financial advisory fees in connection with the transactions contemplated hereby by reason of any action taken by Panmedia or any of their respective directors, officers, employees, representatives or agents, except for the fees and expenses set forth in Section 4.21 of the Panmedia Disclosure Schedule.

SECTION 4.22.  CERTAIN AGREEMENTS.

         Neither Panmedia nor any Panmedia Subsidiary is a party to any: (i) agreement with any director, officer or other employee of Panmedia or any Panmedia Subsidiary, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Panmedia of the nature contemplated by this Agreement; or (ii) agreement or plan (including Panmedia Plans), any of the benefits of or rights under which will be increased, or the vesting or payment of the benefits of or rights under which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Except as set forth in Section 4.22 of the Panmedia Disclosure Schedule, no holder of any option to purchase shares of Panmedia Common Stock or shares of Panmedia Common Stock granted in connection with the performance of services for Panmedia is or will be entitled to receive cash from Panmedia in lieu of or in exchange for such option or shares solely as a result of the transactions contemplated by this Agreement, other than the receipt of cash in lieu of fractional shares.

SECTION 4.23.  ABSENCE OF CERTAIN COMMERCIAL PRACTICES.

         Neither Panmedia nor any of Panmedia Subsidiary, nor, to the knowledge of Panmedia, any director, officer, agent, employee or other person acting on behalf of Panmedia or any Panmedia Subsidiary, has: (i) given or agreed to give any gift or similar benefit of more than nominal value to any customer, supplier, or governmental employee or official or any other person who is or may be in a position to help or hinder Panmedia or any Panmedia Subsidiary or assist Panmedia or any Panmedia Subsidiary in connection with any proposed transaction, which gift or similar benefit, if not given in the past, might have materially and adversely affected the business or prospects of Panmedia or any Panmedia Subsidiary, or which, if not continued in the future, might materially and adversely affect the business or prospects of Panmedia or any Panmedia Subsidiary; or (ii) used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of
Section 30A of the Exchange Act. Neither Panmedia nor any Panmedia Subsidiary, nor, to the knowledge of Panmedia, any director, officer, agent, employee or other person acting on behalf of Panmedia or any Panmedia Subsidiary, has accepted or received any unlawful contributions, payments, gifts or expenditures.

SECTION 4.24.  YEAR 2000 ISSUES.

         Any failure of any System to be Year 2000 Compliant will not cause a Panmedia Material Adverse Effect except as set forth in Section 4.24 of the Panmedia Disclosure Schedule.

SECTION 4.25.  BOOKS AND RECORDS.

         The books of account, minute books, stock record books and other records of Panmedia and the Panmedia Subsidiaries, all of which have been made available to Panmedia, are complete and correct in all material respects and have been maintained in accordance with sound business practices in all material respects.


                                    ARTICLE V
                        REPRESENTATIONS AND WARRANTIES OF
                                THE STOCKHOLDERS

         Each Stockholder hereby represents and warrants, jointly and severally, to 7th Level as follows:

SECTION 5.01.  OWNERSHIP OF PANMEDIA CAPITAL STOCK.

         Such Stockholder is the lawful owner of the shares of Panmedia Capital Stock set forth opposite his or her name in Section 4.02(b) of the Panmedia Disclosure Schedule, free and clear of all Liens and options of any nature, except for the transactions contemplated by the Joint Venture (as defined in the Panmedia Disclosure Schedule) and such shares of Panmedia Capital Stock are not subject to preemptive rights pursuant to an agreement to which such Stockholder is a party.

SECTION 5.02.  AUTHORITY RELATIVE TO THIS AGREEMENT.

         (a) (i) Such Stockholder has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Such Stockholder has executed a unanimous written consent pursuant to which such Stockholder has approved this Agreement and the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Stockholder.

                  (ii) This Agreement has been duly executed and delivered by such Stockholder and, assuming this Agreement constitutes the valid and binding agreement of 7th Level, Acquisition Corporation and Panmedia, constitutes the valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as may be limited by (i) bankruptcy, reorganization, moratorium, fraudulent conveyance and insolvency laws and by other laws affecting the rights of creditors generally, (ii) the availability of equitable remedies and (iii) with respect to enforcement of rights to indemnity and contribution hereunder, federal or state securities laws or principles of public policy.

         (b) The execution and delivery of this Agreement by such Stockholder does not, and the consummation of the transactions contemplated hereby by such Stockholder will not, result in any violation of any law applicable to such Stockholder or its properties or assets, except for such violations that, individually or in the aggregate, would not have a Panmedia Material Adverse Effect.

         (c) No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any Governmental Authority or any other person is required by or with respect to such Stockholder to validly execute and deliver this Agreement or to effect the Merger.

SECTION 5.03.  RESTRICTED SECURITIES.

         Such Stockholder understands that the shares of 7th Level Common Stock he or she is acquiring are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from 7th Level in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act and applicable state securities laws only in certain limited circumstances. Each Stockholder acknowledges that he or she is acquiring such securities for investment and not for distribution except in compliance with the Securities Act, is able to fend for himself or herself, can bear the economic risk of his or her investment and has such knowledge and experience in financial or business matters that he or she is capable of evaluating the merits and risks of the investment in the securities to be acquired hereunder. Each Stockholder further acknowledges that he or she is an Accredited Investor and has received all requested documents from 7th Level and has had an opportunity to ask questions of and receive answers from 7th Level officers. The residence address of such Stockholder is set forth in Section 4.02(b) of the Panmedia Disclosure Schedule.


                                   ARTICLE VI
                                    COVENANTS

SECTION 6.01.  PUBLIC ANNOUNCEMENTS AND FILINGS.

         As soon as practicable after the Closing Date, 7th Level shall issue a press release with respect to this Agreement and the transactions contemplated hereby in substantially the form attached as EXHIBIT I hereto.

SECTION 6.02.  TAX AND ACCOUNTING TREATMENT.

         7th Level and Panmedia shall each report the Merger as a tax-free reorganization and shall not take, and shall use commercially reasonable efforts to prevent any of their respective subsidiaries or affiliates from taking, any actions that could prevent the Merger from qualifying (i) as a tax free reorganization under the provisions of Section 368(a) of the Code or (ii) for "pooling of interests" accounting treatment under GAAP.

SECTION 6.03.  CERTAIN EMPLOYEE BENEFIT MATTERS.

         From and after the Closing Date, employees of Panmedia at the Closing Date will be provided with employee benefits by 7th Level which in the aggregate are no less favorable to such employees than those provided from time to time by 7th Level to similarly situated employees. If any employee of Panmedia becomes a participant in any employee benefit plan, program, policy or arrangement of 7th Level, 7th Level shall (i) cause any pre-existing condition or limitation and any eligibility waiting period (to the extent such condition, limitation or waiting period was satisfied by the applicable employee of Panmedia under the Panmedia Plans) under any group health plans of 7th Level to be waived with respect to employees of Panmedia and their dependents, and (ii) give each employee of Panmedia credit under the 7th Level plans towards all out-of-pocket limits and deductibles incurred by such employee under the Panmedia Plans for the 1999 calendar year. For all 7th Level Plans, all service with Panmedia shall be treated as service with 7th Level for eligibility and vesting purposes, and for benefit accruals for purposes of providing severance and vacation pay, except to the extent such treatment would result in duplication of benefits.

SECTION 6.04.  APPOINTMENT OF BOARD OF DIRECTORS.

         On the Closing Date, Jason Roberts shall be appointed to the board of directors of 7th Level. 7th Level acting through its board of directors, subject to its fiduciary duty and in accordance with its charter and by-laws and applicable law, shall (i) (A) if there is no vacancy, increase the size of its board of directors by one (1), (B) elect Jason Roberts to the board of directors to the newly created directorship to hold office until his successor is elected at a special or annual meeting of the stockholders, and (C) in connection with any such subsequent election of directors, nominate, recommend and do all other acts and things to cause (including, without limitation, voting all shares for which 7th Level's management or board of directors holds proxies (including undesignated proxies) unless otherwise provided by the stockholders submitting such proxies) to be elected to the board of directors. Notwithstanding any provision hereof, the rights of Jason Roberts set forth in this Section 6.04 shall only apply so long as he serves as an Executive Vice President of 7th Level.

SECTION 6.05.  PANMEDIA'S ARTICLES OF INCORPORATION AND BY-LAWS.

         For a period of six (6) years after the Closing, 7th Level agrees that it shall not permit any amendment to the articles of incorporation or by-laws of Panmedia which would in any way limit the indemnification provisions for the Panmedia officers and directors as in effect on the Closing;

provided that nothing contained in this Section 6.05 shall prohibit 7th Level from merging Panmedia with and into 7th Level or any 7th Level Subsidiary, except for the specific purpose of limiting such indemnification provisions.

SECTION 6.06.  TAX RETURNS.

         Panmedia shall prepare and file on a timely basis all Tax Returns which are due to be filed (giving effect to any extension of time) on or prior to the Closing Date. 7th Level shall be responsible for the preparation and filing of all Tax Returns which are due to be filed (giving effect to any extension of time) after the Closing Date, but Panmedia shall use its reasonable best efforts to conduct its affairs such that any Tax Returns due after the Closing Date can be filed on a timely basis. All such income Tax Returns shall be submitted to the Stockholders prior to the filing thereof for their review and approval, and if the Stockholders shall object to the treatment of any item on such income Tax Returns submitted to them, the Stockholders shall have the right to require 7th Level to change the treatment of such item to a treatment as proposed by the Stockholders; provided that (i) such treatment is consistent with the treatment of such item on a prior income Tax Return of Panmedia (including the use of the cash receipts and disbursements method of accounting) and (ii) there is "substantial authority" (within the meaning of Section 6662(d)(2)(B)(i)of the Code) for the treatment of such item.

SECTION 6.07.  TAX STATUS.

         Neither Panmedia nor the Stockholders will take, or permit Panmedia to take, any action to cause Panmedia to cease to be an S corporation prior to the Effective Time.

SECTION 6.08.  FURTHER ASSURANCES.

         Each of the parties hereto will take all such reasonable lawful action as may be necessary or appropriate in order to effect the Merger in accordance with this Agreement as promptly as practicable. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all the property, rights, privileges, power and franchises of Panmedia and Acquisition Corporation, the officers and directors of Panmedia and Acquisition Corporation immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

SECTION 6.09.  STOCK OPTIONS.

         7th Level shall grant options to purchase shares of 7th Level Common Stock to the individuals set forth on Schedule 2.02(e) for the amounts and the vesting schedule set forth opposite their names at an exercise price equal to the closing market price of the 7th Level Common Stock on Nasdaq (as reported in the Wall Street Journal) on the date hereof under the terms of the Stock Option Plan; provided that such options will be granted outside the Stock Option Plan if there is not an adequate number of shares remaining under the Stock Option Plan.

7th Level shall use commercially reasonable efforts to register such options on a Registration Statement on Form S-8 no later than November 15, 1999.


                                   ARTICLE VII
                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                                 INDEMNIFICATION

SECTION 7.01.  SURVIVAL; KNOWLEDGE.

         The representations and warranties of the parties set forth in this Agreement shall survive until the Closing Date and thereafter shall be of no further force or effect, provided that the representations and warranties made by 7th Level contained in Sections 3.02, 3.03, 3.08, 3.11, 3.12, 3.13, 3.14,
3.19 and 3.21 and the representations and warranties made by Panmedia contained in Sections 4.02, 4.03, 4.08, 4.11, 4.12, 4.13, 4.14, 4.19, 4.21 and 5.01 shall survive until May 31, 2000. For purposes of this Article VII, such representations and warranties shall be deemed to have been given and made on the Closing Date. Following the expiration of the periods set forth above with respect to any particular representation or warranty, no party hereto shall have any further liability with respect to such representation or warranty. Except as set forth herein, all of the covenants, agreements and obligations of the parties hereto shall survive the Closing indefinitely (or if indefinite survival is not permitted by law, then for the maximum period permitted by applicable law), except if the survival for more than one year would be inconsistent with the "pooling of interests" accounting treatment under GAAP then such covenant, agreement and obligation shall survive until May 31, 2000. Anything herein to the contrary notwithstanding, any claim for indemnification that is asserted by written notice which notice specifies in reasonable detail the facts upon which such claim is made as provided in this Article VII within the survival period shall survive until resolved pursuant to a final non-appealable judicial determination or otherwise in accordance with this Agreement.

SECTION 7.02.  INDEMNIFICATION.

         (a)      AGREEMENT TO INDEMNIFY.

                  (i) Subject to the terms of this Article VII, the Stockholders, jointly and severally, hereby covenant and agree to indemnify 7th Level, its stockholders, directors, officers, employees, affiliates, and agents and their respective successors and assigns and to hold them harmless from and against any and all losses, claims, liabilities, obligations, fines, penalties, damages and expenses, including reasonable attorneys' fees, but excluding consequential, punitive or special damages (collectively, "Losses") incurred by any of them resulting from or arising out of any breach of any of the representations or warranties made by Panmedia and the Stockholders in this Agreement or the failure of the Stockholders to perform any of the agreements or covenants contained herein. The Stockholders may satisfy the payment of the Losses by surrendering the shares of 7th Level Common Stock which they received pursuant to this Agreement which shall be valued at $7.125.

                  (ii) Subject to the terms of this Article VII, 7th Level hereby covenants and agrees to indemnify the Stockholders and their affiliates and agents and their respective successors and assigns and to hold them harmless from and against any Losses incurred by any of them resulting from or arising out of any breach of any of the representations or warranties made by 7th Level in this Agreement or the failure of 7th Level to perform any of the agreements or covenants contained herein.

         (b)      INDEMNIFICATION PROCEDURE.

                  (i)      A party entitled to indemnification pursuant to this
Article VII (an "Indemnified Party") shall provide written notice to each party obligated to provide indemnification pursuant to this Article VII (an "Indemnifying Party") of any claim of such Indemnified Party for indemnification under this Agreement within ten (10) days after the date on which such Indemnified Party has actual knowledge of the existence of such claim. Such notice shall specify the nature of such claim in reasonable detail and the Indemnifying Parties shall be given reasonable access to any documents or properties within the control of the Indemnified Parties as may be useful or necessary in the investigation of the basis for such claim. The failure to so notify the Indemnifying Parties shall not constitute a waiver of such claim but an Indemnified Party shall not be entitled to receive any indemnification with respect to any Losses that occurred directly as a result of the failure of such Indemnified Party to give such notice.

                  (ii) In the event any Indemnified Party seeks indemnification hereunder based upon a claim asserted by a third party, the Indemnifying Parties shall have the right (without prejudice to the right of any Indemnified Party to participate at its expense through counsel of its own choosing) to defend or prosecute such claim at its expense and through counsel of its own choosing if it gives written notice of its intention to do so no later than twenty (20) days following notice thereof by an Indemnified Party or such shorter time period as required so that the interests of the Indemnified Party would not be materially prejudiced as a result of its failure to have received such notice; provided, however, that, if the Indemnified Party shall have reasonably concluded that separate counsel is required because a conflict of interest would otherwise exist, the Indemnified Party shall have the right to select separate counsel to participate in the defense of such action on its behalf, at the expense of the Indemnifying Party. If the Indemnifying Party does not so choose to defend or prosecute any such claim asserted by a third party for which any Indemnified Party would be entitled to indemnification hereunder, then the Indemnified Party shall be entitled to recover from the Indemnifying Party on a monthly basis all of the reasonable attorney's fees and other reasonable costs and expenses of litigation of any nature whatsoever incurred in the defense of such claim. Notwithstanding the assumption of the defense of any claim by an Indemnifying Party pursuant to this paragraph, the Indemnified Party shall have the right to approve the terms of any settlement of a claim (which approval shall not be unreasonably delayed or withheld).

                  (iii) The Indemnifying Party and the Indemnified Party shall cooperate in furnishing evidence and testimony and in any other manner which the other may reasonably request pursuant to this Article VII, and shall in all other respects have an obligation of good faith dealing, one to the other, so as not to unreasonably expose the other to undue risk of loss.

         (c) LIMITATIONS ON INDEMNIFICATION. The provisions for indemnity under Section 7.02(a) shall be effective only when the aggregate amount of all Losses for which indemnification is sought from 7th Level or Panmedia, as the case may be, under Section 7.02(a) exceeds $100,000 (the "Threshold Amount"), in which case the Indemnified Party shall be entitled to indemnification of its Losses in an amount in excess of the Threshold Amount. The aggregate indemnification obligations of Indemnified Party's Losses pursuant to Section 7.02(a) shall not exceed $2,200,000 (with any payment made in the form of 7th Level Common Stock valued at $7.125). Notwithstanding the immediately preceding sentence, the representations and warranties made by 7th Level contained in Sections 3.02, 3.03 and 3.21 and the representations and warranties made by Panmedia contained in Sections 4.02, 4.03, 4.14, 4.21 and 5.01 shall not exceed $11,000,000 (with any payment made in the form of 7th Level Common Stock valued at $7.125).

         (d) EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION PROVISION; RELATIONSHIP BETWEEN THE PARTIES. It is the explicit intent and understanding of each of the parties hereto that neither party nor any of its representatives or agents is making any representation or warranty whatsoever, oral or written, express or implied, other than those set forth in this Agreement and neither party is relying on any statement, representation or warranty, oral or written, express or implied, made by the other party or such other party's representatives or agents, except for the representations and warranties set forth in this Agreement. The indemnity provided for in Section
7.02 of this Agreement shall be the sole and exclusive remedy of the parties after the Closing for any inaccuracy of any representation or warranty of the respective party or any failure or breach of any covenant, obligation, condition or agreement to be performed or fulfilled by the respective party in this Agreement. The representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement.

         (e) ADJUSTMENT TO INDEMNIFICATION. The rights to indemnification under this Agreement shall be adjusted as follows:

                  (i) The amount of any Losses incurred by the Indemnified Party shall be (A) increased to take account of any additional Tax incurred (grossed up for any additional Tax on the Taxes incurred) by the Indemnified Party arising from the receipt of indemnity payments hereunder (a) "Tax Cost") and (B) reduced to take account of the amount of any savings in Tax actually realized by the Indemnified Party arising from the incurrence or payment of any Losses

(or the increase in any net operating loss attributable to the incurrence or payment of any Losses) or the assessment or adjustment giving rise to such Losses (a "Tax Savings"); provided, however, that if (1) such Indemnified Party is a member of an affiliated group filing a consolidated or combined income Tax Return, any increase or decrease in Tax shall be computed with respect to the Tax due on such consolidated or combined income Tax Return and (2) the Indemnified Party (or the affiliated group of which the Indemnified Party is a member) has a net operating loss carryforward or carryback to the taxable year in which the Losses were incurred or paid, the Tax Savings shall be treated as realized when the net operating loss carried to that taxable year would have otherwise been used in the absence of the incurrence or payment of any Losses. The amount of the Tax Cost or Tax Savings, as the case may be, shall be computed for any taxable year using the Indemnified Party's actual tax liability with and without (x) the incurrence or payment of any Losses for which indemnification is provided under this Agreement or (y) the payment of any indemnification payments made pursuant to this Agreement in such year. The Indemnified Party shall pay such amount only at the time and to the extent that the Indemnified Party actually utilizes such Tax Savings and the Indemnifying Party shall promptly (and in any event no later than 10 days following a request to do so) return any amounts paid to the Indemnifying Party by the Indemnified Party hereunder in respect of any Tax Savings (or portion thereof) that is subsequently disallowed by the relevant taxing authority or to the extent that the Tax liability of the Indemnified Party is otherwise redetermined. If the Tax Savings or Tax Cost is realized in any taxable year ending after the Closing Date, then the amount of the Losses indemnified shall not be increased or reduced, as the case may be, but the Indemnified Party shall pay to the Indemnifying Party the Tax Savings, or the Indemnifying Party shall pay to the Indemnified Party the Tax Cost, as the case may be, when such Tax Savings are actually realized or Tax Cost incurred in any post-Closing taxable year. The Indemnifying Party or the Indemnified Party, as the case may be, shall make such payment promptly and, in any event, no later than 10 business days after the Indemnified Party files its income Tax Return for the relevant taxable year on which such Tax Savings or Tax Cost was reflected, or to the extent any Tax Savings (or portion thereof) is subsequently disallowed by the relevant taxing authority or to the extent that the Tax liability of the Indemnified Party is otherwise redetermined, the Indemnifying Party shall pay the Indemnified Party the amount due within 10 business days following a settlement or compromise of an assessment of a Tax by a taxing authority or a "determination" as defined in Section 1313(a) of the Code. Upon request, the appropriate party shall provide in reasonable detail its calculation pursuant to this Section 7.02(e)(i) and shall afford the other party the right to review and confirm such calculation.

                  (ii) The amount of any Losses incurred by the Indemnified Party shall be reduced by the net amount (after giving effect to Section 7.02(e)(i)) the Indemnified Party recovers (after deducting all attorneys' fees, expenses and other costs of recovery) from any insurer or other party liable for such Losses, and the Indemnified Party shall use reasonable efforts to effect any such recovery.


                                  ARTICLE VIII

                                  MISCELLANEOUS

SECTION 8.01.  NOTICES.

         All notices, requests and other communications to any party hereunder shall be in writing (including telecopy, telex or similar writing) and shall be deemed given or made as of the date delivered, if delivered personally or by telecopy (provided that delivery by telecopy shall be followed by delivery of an additional copy personally, by mail or overnight courier), one day after being delivered by overnight courier or three days after being mailed by registered or certified mail (postage prepaid, return receipt requested), to the parties at the following addresses:

         if to 7th Level or Acquisition Corporation, to:

                           7th Level, Inc.
                           925 Westchester Avenue
                           White Plains, New York 10604
                           Attention: Chief Executive Officer
                           Fax: 914-682-4440
                           with a copy to:

                           The Schupak Group
                           730 Fifth Avenue, Suite 1901
                           New York, New York 10019
                           Attention: Donald Schupak
                           Fax: 212-262-1031

                           with a copy to:

                           Swidler Berlin Shereff Friedman, LLP
                           919 Third Avenue
                           New York, New York 10022
                           Attention: Gerald Adler, Esq.
                           Fax: 212-758-9526

         if to Panmedia, to:

                           Panmedia Corporation
                           350 Gate Five Road
                           Sausalito, California 94965
                           Attention: Chief Executive Officer
                           Fax: 415-332-8503


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

                           with a copy to:

                           Latham & Watkins
                           135 Commonwealth Drive
                           Menlo Park, California 94025
                           Attention: Peter Kerman, Esq.
                           Fax: 650-463-2600

         if to the Stockholders, to:

                           Jason Roberts
                           c/o Panmedia Corporation
                           350 Gate Five Road
                           Sausalito, California 94965
                           Fax: 415-332-8503

                           with a copy to:

                           Latham & Watkins
                           135 Commonwealth Drive
                           Menlo Park, California 94025
                           Attention: Peter Kerman, Esq.
                           Fax: 650-463-2600

or such other address or telex or telecopy number as such party may hereafter specify for the purpose by notice to the other party hereto.

SECTION 8.02.  AMENDMENT; WAIVER.

         This Agreement may be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may be given, provided that the same are in writing and signed by or on behalf of the parties hereto.

SECTION 8.03.  FEES AND EXPENSES.

         All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such costs or expenses, except that 7th Level shall pay the legal costs and expenses incurred by Panmedia and the Stockholders.

SECTION 8.04.  SUCCESSORS AND ASSIGNS.

         The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party shall assign,


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

delegate or otherwise transfer any of its rights or obligations under this Agreement without the written consent of the other party hereto.

SECTION 8.05.  GOVERNING LAW.

         This Agreement shall be construed in accordance with and governed by the law of the State of New York without regard to principles of conflict of laws.

SECTION 8.06.  COUNTERPARTS; EFFECTIVENESS.

         This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

SECTION 8.07.  ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES; RIGHTS OF
OWNERSHIP.

         Except as expressly provided herein, this Agreement (including the documents and the instruments referred to herein), the Employment Agreement, the Registration Rights Agreement and the Confidentiality Agreement, dated as of March 1, 1999, by and between 7th Level and Panmedia constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Except as expressly provided herein, this Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. The parties hereby acknowledge that no person shall have the right to acquire or shall be deemed to have acquired shares of common stock of the other party pursuant to the Merger until consummation thereof.

SECTION 8.08.  HEADINGS.

         The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

SECTION 8.09.  SEVERABILITY.

         If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a manner that is materially adverse to any party.

                  [Remainder of page intentionally left blank.]


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

         IN WITNESS WHEREOF, the parties hereto have caused this Merger Agreement to be duly executed as of the day and year first above written.

                            7TH LEVEL, INC.


                            By: /s/ Stephen Gott
                               -------------------------------------------------
                               Name:  Stephen Gott
                               Title: President and Chief Financial Officer


                            By: /s/ Marc E. Landy
                               -------------------------------------------------
                               Name:  Marc E. Landy
                               Title: Vice President and Chief Financial Officer


                                7TH LEVEL ACQUISITION CORPORATION


                            By: /s/ Stephen Gott
                               -------------------------------------------------
                               Name:  Stephen Gott
                               Title: President and Chief Financial Officer


                            By: /s/ Marc E. Landy
                               -------------------------------------------------
                               Name:  Marc E. Landy
                               Title: Vice President and Chief Financial Officer


                            PANMEDIA CORPORATION


                            By: /s/ Jason Roberts
                               -------------------------------------------------
                               Name:  Jason Roberts
                               Title: Chief Executive Officer and President


                            By: /s/ Patricia Roberts
                               -------------------------------------------------
                               Name:  Patricia Roberts
                               Title: Secretary and Treasurer


                            /s/ Jason Roberts
                            ----------------------------------------------------
                            JASON ROBERTS


                            /s/ Patricia Roberts
                            ----------------------------------------------------
                            PATRICIA ROBERTS


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